                                                                    Exhibit: 2.1


                          AGREEMENT AND PLAN OF MERGER


                                  BY AND AMONG


                         STATIONS HOLDING COMPANY, INC.,


                        GRAY COMMUNICATIONS SYSTEMS, INC.


                                       AND


                        GRAY MIDAMERICA TELEVISION, INC.




                                   DATED AS OF
                                  JUNE 4, 2002

                                    CONTENTS


ARTICLE 1   TRANSACTIONS AND TERMS OF MERGER................................         2
      1.1     Merger........................................................         2
      1.2     Time and Place of Closing.....................................         2
      1.3     Effective Time................................................         2
      1.4     Execution of Support and Option Agreements....................         2
      1.5     Delivery of Letter of Credit and Escrow of Shares.............         2

ARTICLE 2   TERMS OF MERGER.................................................         3
      2.1     Certificate of Incorporation..................................         3
      2.2     Bylaws........................................................         3
      2.3     Directors and Officers........................................         3
      2.4     Tax Treatment.................................................         3

ARTICLE 3   MANNER OF CONVERTING STOCK......................................         3
      3.1     Conversion of Shares..........................................         3
      3.2     Intentionally Omitted.........................................         4
      3.3     Intentionally Omitted.........................................         4
      3.4     Shares Held by SHC............................................         4
      3.5     Working Capital Adjustment....................................         4
      3.6     Accounting Principles.........................................         5

ARTICLE 4   EXCHANGE OF STOCK...............................................         6
      4.1     Exchange Procedures...........................................         6
      4.2     Rights of Former SHC Stockholders.............................         7

ARTICLE 5   REPRESENTATIONS AND WARRANTIES OF SHC...........................         7
      5.1     Organization, Standing, and Power.............................         7
      5.2     Authorization and Enforceability..............................         8
      5.3     Capitalization................................................         9
      5.4     SHC Subsidiaries..............................................         9
      5.5     Financial Statements..........................................         9
      5.6     No Undisclosed Liabilities....................................        10
      5.7     Absence of Changes............................................        10
      5.8     Tax Matters...................................................        10
      5.9     Assets........................................................        11
      5.10    Real Property.................................................        11
      5.11    Intentionally Omitted.........................................        12
      5.12    Intellectual Property.........................................        12
      5.13    Computer Software and Databases...............................        12
      5.14    Accounts Receivable...........................................        12
      5.15    Insurance.....................................................        12
      5.16    Bonds, Letters of Credit and Guarantees.......................        13
      5.17    Compliance with Law...........................................        13
      5.18    Environmental.................................................        14
      5.19    Litigation and Claims.........................................        15
      5.20    Benefit Plans.................................................        15
      5.21    Contracts.....................................................        17

      5.22    Intentionally Omitted.........................................        19
      5.23    Labor Matters.................................................        19
      5.24    Intentionally Omitted.........................................        19
      5.25    Brokers and Finders...........................................        20
      5.26    Interested Transactions.......................................        20
      5.27    Officers, Directors and Bank Accounts.........................        20
      5.28    Statements True and Correct...................................        20

ARTICLE 6 REPRESENTATIONS AND WARRANTIES OF GRAY AND MERGER CORP............        20
      6.1     Organization, Standing, and Power.............................        20
      6.2     Authority; No Breach..........................................        20
      6.3     Brokers and Finders...........................................        21
      6.4     Statements True and Correct...................................        21
      6.5     Escrow Shares.................................................        21
      6.6     SEC Filings; Financial Statements.............................        21
      6.7     No Attributable Interest......................................        22
      6.8     Litigation....................................................        22

ARTICLE 7   COVENANTS AND ADDITIONAL AGREEMENTS OF SHC, GRAY AND
              MERGER CORP...................................................        22
      7.1     Mutual Covenants..............................................        22
      7.2     Covenants of SHC..............................................        23
      7.3     Adverse Changes in Condition..................................        25
      7.4     Reports.......................................................        25
      7.5     Right of Inspection; Access...................................        25
      7.6     Intentionally Omitted.........................................        25
      7.7     FCC Matters...................................................        25
      7.8     Bankruptcy Court Actions......................................        26
      7.9     Agreement as to Efforts to Consummate.........................        26
      7.10    Notice of Material Developments and Confidentiality...........        26
      7.11    Press Releases................................................        27
      7.12    State Takeover Laws...........................................        27
      7.13    Intentionally Omitted.........................................        27
      7.14    HSR Filings...................................................        27
      7.15    Expenses......................................................        27
      7.16    Indemnification...............................................        27
      7.17    Designated Stations Purchase Price Allocation.................        28
      7.18    Delivery of Financial Statements..............................        28
      7.19    Resale Registration Statement for the Escrow Shares;
               Limitations on Subsequent Transfers..........................        29

ARTICLE 8   CONDITIONS PRECEDENT TO OBLIGATIONS TO CONSUMMATE...............        32
      8.1     Conditions to Obligations of Each Party.......................        32
      8.2     Conditions to Obligations of Gray.............................        33
      8.3     Conditions to Obligations of SHC..............................        34

ARTICLE 9   TERMINATION.....................................................        35
      9.1     Termination...................................................        35
      9.2     Effect of Termination.........................................        36

ARTICLE 10  DEFINITIONS.....................................................        37

ARTICLE 11  MISCELLANEOUS...................................................        48
      11.1    Notices.......................................................        48
      11.2    Entire Agreement..............................................        49
      11.3    Modifications, Amendments and Waivers.........................        49
      11.4    Successors and Assigns........................................        49
      11.5    Table of Contents; Captions; References.......................        49
      11.6    Governing Law.................................................        50
      11.7    Pronouns......................................................        50
      11.8    Severability..................................................        50
      11.9    Counterparts..................................................        50
      11.10   Interpretations...............................................        50
      11.11   Stockholder Representative....................................        50
      11.12   Non-Survival of Representations and Covenants.................        51

                             EXHIBITS AND SCHEDULES

Exhibit  A               --   Plan Summary
Exhibit 1.4(a)           --   Form of Lock Up, Voting and Consent Agreement for SHC Common Stock
Exhibit 1.4(b)           --   Form of Lock Up, Voting and Consent Agreement for SHC Senior Preferred Stock
Exhibit 1.4(c)           --   Form of Lock Up, Voting and Consent Agreement for SHC Junior Preferred Stock
Exhibit 1.4(d)           --   Form of Lock Up, Voting and Consent Agreement for SHC Bondholders
Exhibit 1.5(a)           --   Form of LC
Exhibit 1.5(b)           --   Form of Share Escrow Agreement
Exhibit 8.2(d)           --   Opinion of SHC's FCC Counsel

Schedule A               --   List of Stations
Schedule B               --   List of Signatories to Lock Up, Voting and Consent Agreements
Schedule C               --   Designated Stations
Schedule D               --   Planned DTV Capital Expenditures
Schedule 5.1             --   Organization, Standing  and Power
Schedule 5.2             --   Authorization and Enforceability
Schedule 5.3(i)          --   Reserved Stock
Schedule 5.3(ii)         --   Obligations to Issue Additional Securities
Schedule 5.3(iii)        --   Registration Rights
Schedule 5.3(iv)         --   Record Holders
Schedule 5.4(i)          --   SHC Subsidiaries
Schedule 5.4(ii)         --   SHC Subsidiaries' Capital Stock
Schedule 5.4(iii)        --   Voting or Disposal Contracts
Schedule 5.4(iv)         --   Permitted Liens on Stock
Schedule 5.4(v)          --   Other Stock or Interests Owned
Schedule 5.5             --   Financial Statements
Schedule 5.7             --   Absence of Changes
Schedule 5.8             --   Tax Matters
Schedule 5.9             --   Assets
Schedule 5.10            --   Real Property
Schedule 5.12            --   Intellectual Property
Schedule 5.13            --   Computer Software and Databases
Schedule 5.14            --   Accounts Receivable
Schedule 5.15(i)         --   Insurance
Schedule 5.15(ii)        --   Expired Policies
Schedule 5.15(iii)       --   Cancellation Notices
Schedule 5.16            --   Bonds, Letters of Credit and Guarantees
Schedule 5.17            --   Compliance with Law
Schedule 5.18            --   Environmental
Schedule 5.19(i)         --   Litigation
Schedule 5.19(ii)        --   Adverse Orders
Schedule 5.19(iii)       --   Regulatory Investigations
Schedule 5.19(iv)        --   Litigation History
Schedule 5.19(v)         --   Loss Contingencies
Schedule 5.20            --   Benefit Plans
Schedule 5.21(a)(i)      --   Real Property Contracts

Schedule 5.21(a)(ii)     --   Personal Property Contracts
Schedule 5.21(a)(iii)    --   Capital Assets Contracts
Schedule 5.21(a)(iv)     --   Employment
Schedule 5.21(a)(v)      --   Sales Representatives Contracts
Schedule 5.21(a)(vi)     --   Powers of Attorney
Schedule 5.21(a)(vii)    --   Programming and Network Affiliation Agreements
Schedule 5.21(a)(viii)   --   Any Other Contracts Schedule 5.23 -- Labor Matters
Schedule 5.25            --   Brokers and Finders
Schedule 5.26            --   Interested Transactions
Schedule 5.27            --   Officers, Directors and Bank Accounts
Schedule 7.2             --   Covenants of SHC
Schedule 7.4             --   Reports to be Furnished
Schedule 8.2(g)          --   Network Consents

                          AGREEMENT AND PLAN OF MERGER


      THIS AGREEMENT AND PLAN OF MERGER, dated as of the 4th day of June, 2002, is made and entered into by and among STATIONS HOLDING COMPANY, INC., a Delaware corporation and debtor and debtor-in-possession ("SHC"), GRAY COMMUNICATIONS SYSTEMS, INC., a Georgia corporation ("Gray") and GRAY MIDAMERICA TELEVISION, INC., a Delaware corporation and a newly-formed wholly-owned subsidiary of Gray ("Merger Corp.").


                                    PREAMBLE:

      SHC is the owner and licensee, through its direct and indirect Subsidiaries, of the various television stations listed on Schedule A hereto (the "Current Stations") pursuant to authorizations issued by the FCC. Concurrently with the execution of this Agreement, Benedek Broadcasting Corporation ("BBC") (a wholly-owned subsidiary of SHC) and Benedek License Corporation ("BLC") (a wholly-owned subsidiary of BBC) are entering into an Asset Purchase Agreement (the "Purchase Agreement") pursuant to which BBC and BLC will sell all of the assets related to the Current Stations listed on Schedule C (the "Designated Stations") to Chelsey Broadcasting Company, LLC, a Delaware limited liability company (the "Purchaser"). The Current Stations other than the Designated Stations are referred to herein as the "Stations." Gray, Merger Corp. and SHC intend that, immediately after and subject to the prior closing of the transactions contemplated by the Purchase Agreement, Gray shall acquire SHC through the merger of Merger Corp. with and into SHC (the "Merger"). The Boards of Directors of Gray, Merger Corp. and SHC are of the opinion that the transactions described in this Agreement are in the best interests of the parties and their respective shareholders and stockholders. At the Effective Time, the outstanding shares of capital stock of SHC shall be converted as follows: (i) the outstanding shares of SHC Senior Preferred Stock shall be converted into the right to receive a cash payment, (ii) the outstanding shares of SHC Junior Preferred Stock shall be converted into the right to receive a cash payment and (iii) the outstanding shares of SHC Class A Common Stock and SHC Class B Common Stock shall be cancelled with no consideration issued in exchange therefor.

      As SHC has filed a voluntary petition under Chapter 11 of the United States Bankruptcy Code of 1978, as amended (the "Bankruptcy Code"), the consummation of the transactions contemplated by this Agreement shall be subject to the approval by the Bankruptcy Court of a plan of reorganization (the "Plan of Reorganization") that contemplates the Merger on the terms set forth herein and that provides for the treatment of creditors and stockholders of SHC in the manner set forth in the plan of reorganization summary attached hereto as Exhibit A (the "Plan Summary").

      Certain terms used in this Agreement are defined in Article 10 hereof.

                                   AGREEMENT:

      In consideration of the foregoing, the mutual agreements, covenants, representations and warranties contained herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and subject to the terms and conditions hereinafter set forth, the parties hereto, intending to be legally bound, agree as follows:

                                    ARTICLE 1
                        TRANSACTIONS AND TERMS OF MERGER

      1.1 MERGER. Subject to the terms and conditions of this Agreement, at the Effective Time, Merger Corp. shall be merged with and into SHC in accordance with the provisions of Section 251 of the DGCL and with the effect provided in
Section 259 of the DGCL. SHC shall be the surviving corporation in the Merger (the "Surviving Corporation"). The Surviving Corporation shall continue to be governed by the Laws of the State of Delaware. The Merger shall be consummated pursuant to the terms of this Agreement, which has been approved and adopted by the respective Boards of Directors of Gray, Merger Corp. and SHC.

      1.2 TIME AND PLACE OF CLOSING. The closing of the transactions contemplated hereby (the "Closing") will take place at 9:00 A.M., Atlanta, Georgia time on the date that the Effective Time occurs (or the immediately preceding day if the Effective Time is earlier than 9:00 A.M., Atlanta, Georgia time), or at such other time as the parties may mutually agree (such actual date of Closing, the "Closing Date"). The Closing shall be held at the offices of Alston & Bird LLP, 1201 West Peachtree Street, Atlanta, Georgia 30309-3424, or at such other location as the parties may mutually agree.

      1.3 EFFECTIVE TIME. The Merger and the other transactions contemplated by this Agreement shall become effective on the date and at the time the Certificate of Merger reflecting the Merger shall become effective with the Secretary of State of the State of Delaware (the "Effective Time"). Subject to the terms and conditions hereof, unless otherwise mutually agreed upon in writing by the authorized officers of each party hereto, the parties shall use their reasonable efforts to cause the Effective Time to occur on the seventh
(7th) Business Day following the satisfaction or waiver of all of the conditions set forth in Article 8. Notwithstanding the foregoing sentence, the Effective Time shall not occur prior to October 1, 2002 and Gray may, on one occasion by written notice to SHC, delay the Effective Time for up to one hundred twenty
(120) days in the event that there shall have occurred (i) any general suspension of trading in equity securities in the United States securities or financial markets for in excess of two consecutive trading days, (ii) a declaration of a banking moratorium or any suspension of payments in respect of banks by federal or state authorities in the United States, (iii) a commencement of a war, armed hostilities or other national or international calamity directly involving the United States, (iv) any limitation by any governmental authority on the extension of credit by banks or other lending institutions in the United States, or (v) in the case of any of the foregoing existing on the date hereof, a material acceleration or worsening thereof.

      1.4 EXECUTION OF LOCK UP, VOTING AND CONSENT AGREEMENTS. Simultaneously with the execution of this Agreement and as a condition hereto, the SHC stockholders and bondholders set forth on Schedule B have executed and delivered to Gray those certain Lock Up, Voting and Consent Agreements substantially in the forms of Exhibit 1.4(a), Exhibit 1.4(b), Exhibit 1.4(c) and Exhibit 1.4(d).

      1.5 DELIVERY OF LETTER OF CREDIT AND ESCROW OF SHARES. Simultaneously with the execution of this Agreement, Gray shall (i) deliver or cause to be delivered to SHC a standby letter of credit in the amount of twelve million five hundred thousand dollars ($12,500,000) in the form of Exhibit 1.5(a) (the "LC") and (ii) deposit, or cause to be deposited with the Escrow Agent a number of shares of Gray Class B Common Stock having an aggregate value of twelve million five hundred thousand dollars ($12,500,000) based on the Average Price (the "Escrow Shares") to be applied as provided in the succeeding sentence. Gray shall maintain the LC in effect until the earlier of (i) the Effective Time or (ii) ten (10) Business Days after the termination of this Agreement; provided, that in the event that the LC or any replacement therefore shall expire by its terms prior to either of the foregoing dates, Gray shall renew the LC or obtain a replacement LC and deliver same to SHC at least five (5) Business Days prior to such expiration. The LC and the Escrow Shares will be paid to SHC or Gray as provided in Section 9.2(b) of this Agreement. At the Effective Time and subject to the conditions thereto, the LC and the Escrow Shares shall be returned to Gray and cancelled.


                                    ARTICLE 2
                                 TERMS OF MERGER

      2.1 CERTIFICATE OF INCORPORATION. The Certificate of Incorporation of SHC shall be the Certificate of Incorporation of the Surviving Corporation until duly amended or repealed.

      2.2 BYLAWS. The Bylaws of SHC shall be the Bylaws of the Surviving Corporation until duly amended or repealed. .

      2.3 DIRECTORS AND OFFICERS. The directors and officers of Merger Corp. in office immediately prior to the Effective Time, together with such additional Persons as may thereafter be elected, shall serve as the directors and officers, respectively, of the Surviving Corporation from and after the Effective Time in accordance with the Bylaws of the Surviving Corporation.

      2.4 TAX TREATMENT. The parties hereby adopt this Agreement to be treated for federal income tax purposes as an acquisition of the capital stock of SHC.


                                    ARTICLE 3
                           MANNER OF CONVERTING STOCK

      3.1 CONVERSION OF SHARES. Subject to Section 3.2, at the Effective Time, by virtue of the Merger and without any action on the part of SHC, Gray, Merger Corp., or their respective stockholders or shareholders, the stock of the constituent corporations shall be converted as follows:

            (a) Each share of Gray Class A Common Stock and Gray Class B Common Stock issued and outstanding immediately prior to the Effective Time shall remain issued and outstanding from and after the Effective Time.

            (b) Each share of Merger Corp. Common Stock issued and outstanding immediately prior to the Effective Time shall cease to be outstanding from and after the Effective Time and shall be converted into one share of SHC Class B Common Stock.

            (c) Each share of SHC Senior Preferred Stock (excluding shares subject to the provisions of Section 3.4) issued and outstanding immediately prior to the Effective Time shall cease to be outstanding and shall become and be converted into the right to receive a cash payment equal to the quotient obtained by dividing (i) the sum of $500,000,000 minus (A) the principal amount of the Discount Notes outstanding at the Effective Time plus accrued interest thereon through the Effective Time, determined in accordance with the Plan of Reorganization, minus (B) the principal amount of the indebtedness outstanding at the Effective Time under the BBC Loan Agreement plus accrued interest and any mandatory interest payments or pre-payment penalties, premiums or other costs thereon through the

Effective Time, determined in accordance with the Plan of Reorganization, plus
(C) subject to adjustment in accordance with Section 3.5(b), the Working Capital Positive Adjustment, if any, minus (D) subject to adjustment in accordance with
Section 3.5(b), the Working Capital Negative Adjustment, if any, plus (E) the DTV Positive Adjustment, if any, and minus (F) the DTV Negative Adjustment, if any (the result of the addition and subtraction of the foregoing items in this clause (i) being referred to in the aggregate as the "Merger Consideration") divided by (ii) 100,000 (the number of outstanding shares of SHC Senior Preferred Stock at the Effective Time) (the "Per Share Merger Consideration").

            (d) Each share of SHC Junior Preferred Stock (excluding shares subject to the provisions of Section 3.4) issued and outstanding immediately prior to the Effective Time shall cease to be outstanding and shall become and be converted into the right to receive a cash payment equal to the quotient obtained by dividing (i) $2,500,000 (the "Junior Preferred Stock Merger Consideration") by (ii) 450,000 (the number of outstanding shares of SHC Junior Preferred Stock at the Effective Time) (the "Per Share Junior Preferred Stock Merger Consideration").

            (e) Each share of SHC Class A Common Stock and SHC Class B Common Stock and any options or warrants to acquire such shares issued and outstanding immediately prior to the Effective Time shall be cancelled with no consideration issued in exchange therefor.

      3.2 INTENTIONALLY OMITTED.

      3.3 INTENTIONALLY OMITTED.

      3.4 SHARES HELD BY SHC. Each of the shares of SHC Senior Preferred Stock held by SHC or any of the SHC Subsidiaries other than in a fiduciary capacity shall be canceled and retired at the Effective Time and no consideration shall be issued in exchange therefor.

      3.5 WORKING CAPITAL ADJUSTMENT.

            (a) At least five (5) days prior to the Closing Date, SHC shall prepare and deliver to Gray a pro forma statement of the estimated Working Capital Adjustment as of the Effective Time (the "Preliminary Working Capital Statement"). An amount equal to eighty-five percent (85%) of the estimated Working Capital Adjustment reflected on the Preliminary Working Capital Statement shall be utilized in determining the Merger Consideration paid by Gray at the Effective Time (the amount so utilized is referred to herein as the "Estimated Working Capital Adjustment").

            (b) As soon as practicable after the Closing and in all events within sixty (60) days after the Closing Date, Gray shall prepare a final statement of the Working Capital Adjustment as of the Effective Time (the "Final Working Capital Statement") and shall submit such Final Working Capital Statement to the Stockholder Representative for review and approval. The Final Working Capital Statement shall be certified by an officer of Gray, on behalf of Gray, to be true and complete. Gray shall make available to the Stockholder Representative all information reasonably necessary to determine the correct amount of Working Capital Adjustment, including appropriate supporting documents and such other information as may be reasonably requested by the Stockholder Representative. The Stockholder Representative (and his authorized representatives) shall have the right to visit the location where Gray has available the supporting documents and other information during normal business hours to verify and review such documentation and other information upon providing reasonable notice to Gray. If the Stockholder Representative disputes the Final Working Capital Statement, he shall so notify Gray within thirty (30) days after receipt of the Final Working Capital Statement setting forth in reasonable detail the basis for any such dispute. If the Stockholder Representative notifies Gray that he accepts the Final Working Capital Statement, or fails to dispute such Final Working Capital Statement within the thirty (30) day period specified in the preceding sentence, Gray's determination of the Final Working Capital Statement shall be conclusive and binding on the parties upon the expiration of such period.

            (c) Gray and the Stockholder Representative shall use good faith efforts to resolve any dispute involving the determination of the Working Capital Adjustment and the Final Working Capital Statement. If the parties are unable to resolve any dispute within fifteen (15) days following the delivery of the Stockholder Representative's notice concerning disputed adjustments, Gray and the Stockholder Representative shall jointly designate a qualified Big 4 firm of independent certified public accountants (the "Neutral Auditors") to resolve such dispute. If the parties are unable to agree on the designation of the Neutral Auditors, then an accounting firm will be selected by lot from two names submitted by the Stockholder Representative and two names submitted by Gray, none of which shall be employed, or shall have been employed at any time in the past three years, by SHC, the Stockholder Representative or Gray. The Neutral Auditors' resolution of the dispute shall be made within sixty (60) days of their selection, shall be based on presentations by the Stockholder Representative and Gray and not by independent financial audit, and shall be final and binding on the parties. The Neutral Auditors' resolution of the dispute may be enforced by any court of competent jurisdiction. All of the fees and expenses of the Neutral Auditors shall be shared equally by Gray, on the one hand, and the holders of the SHC Senior Preferred Stock, on the other hand, with the SHC Senior Preferred Stock holders' portion being paid by an adjustment to the Working Capital Adjustment.

            (d) Within seven (7) days after the Working Capital Adjustment is finally determined in accordance with the preceding provisions of this Section 3.5, if the Working Capital Adjustment as finally determined in accordance with the preceding provisions of this Section 3.5 is more than the Estimated Working Capital Adjustment Gray shall pay to the Exchange Agent, as an adjustment to the amount of the Merger Consideration originally paid to the Exchange Agent pursuant to Section 4.1, the amount by which the Working Capital Adjustment, as so finally determined, exceeds the Estimated Working Capital Adjustment. Such amount shall be paid in accordance with the same procedures set forth in Article 4 as applied to the initial Merger Consideration.

      3.6 ACCOUNTING PRINCIPLES. Completion of the Preliminary Working Capital Statement and Final Working Capital Statement, and determination of the Working Capital, shall be made by the application of the following accounting principles: All revenues (including without limitation unbilled time sales agreements through 11:59 p.m. on the day immediately preceding the Closing Date) and all expenses arising from the operation of the SHC Companies, including business and non-governmental license fees, utility charges, real and personal property taxes and assessments levied against any of the SHC Companies, property and equipment rentals, applicable copyright or other fees, sales and service charges, taxes, programming fees and expenses, employee compensation, including wages, commissions, bonus pay, payroll taxes, accrued vacation, sick leave, holiday, and compensatory pay for all employees of the SHC Companies, prepaid and deferred items, shall be charged or credited in accordance with the methods historically used by the SHC Companies as disclosed in their annual audited consolidated financial statements, and prorated as of the close of business at 11:59 p.m. on the day preceding the Closing Date.

                                    ARTICLE 4
                                EXCHANGE OF STOCK

      4.1   EXCHANGE PROCEDURES.

            (a) At or prior to the Effective Time, Gray shall deposit, or shall cause to be deposited, with the Exchange Agent, for the benefit of the holders of SHC Senior Preferred Stock, for exchange in accordance with Article 3 of this Agreement and this Article 4, the Merger Consideration as determined utilizing the Estimated Working Capital Adjustment in accordance with Section 3.5(a), without any interest thereon (the "Exchange Fund"), to be paid pursuant to Article 3 of this Agreement and this Article 4 in exchange for outstanding shares of SHC Senior Preferred Stock. Pursuant to the provisions of Section 3.5(d), any required adjustment to the amount of the Merger Consideration originally paid to the Exchange Agent shall be made within seven (7) days after the Working Capital Adjustment is finally determined in accordance with the provisions of Section 3.5.

            (b) At the time of the mailing of the disclosure statement as required by the Bankruptcy Code in connection with SHC's plan of reorganization as contemplated in Section 7.8 or on such other date as Gray and SHC shall mutually agree, Gray shall send or cause to be sent to each holder of SHC Senior Preferred Stock and SHC Junior Preferred Stock, transmittal materials for use in exchanging such stockholder's shares of SHC Senior Preferred Stock and SHC Junior Preferred Stock, respectively, for such stockholder's portion of the Merger Consideration or the Junior Preferred Stock Merger Consideration, as the case may be, (which shall specify that delivery shall be effected, and risk of loss and title to the shares of SHC Senior Preferred Stock shall pass, only upon proper delivery of such shares to the Exchange Agent and that delivery shall be effected, and risk of loss and title to the certificates theretofore representing shares of SHC Junior Preferred Stock shall pass, only upon proper delivery of such certificates to Gray). At the Effective Time Gray shall instruct the Exchange Agent to commence a wire transfer of immediately available funds in respect of the portion of the Merger Consideration into which shares of a stockholder's SHC Senior Preferred Stock are converted at the Effective Time to be delivered to such stockholder or a bank account of its designation, as the case may be, as soon as practicable after the occurrence of the later of (i) delivery to the Exchange Agent of the appropriate transmittal materials for such holder's shares of SHC Senior Preferred Stock and (ii) the Effective Time. Gray shall cause a wire transfer of immediately available funds in respect of the portion of the Junior Preferred Stock Merger Consideration into which shares of a stockholder's SHC Junior Preferred Stock are converted at the Effective Time to be delivered to such stockholder or a bank account of its designation, as the case may be, upon the occurrence of the later of (i) delivery to Gray of the appropriate transmittal materials for such holder's shares of SHC Junior Preferred Stock and (ii) the Effective Time. No interest will be paid on any cash to be paid pursuant to Article 3 and this Article 4 upon such delivery.

            (c) Notwithstanding the foregoing, neither the Exchange Agent nor any party hereto shall be liable to any former holder of SHC Senior Preferred Stock or SHC Junior Preferred Stock, as the case may be, for any amount properly delivered to a public official pursuant to applicable abandoned property, escheat or similar laws.

            (d) Any portion of the Exchange Fund that remains unclaimed by the former holders of SHC Senior Preferred Stock for twelve (12) months after the Closing Date shall be paid to Gray. Any former holders of SHC Senior Preferred Stock who have not theretofore complied with this Article 4 shall thereafter look only to Gray for payment of the consideration deliverable in respect of each share of SHC Senior Preferred Stock that such holder holds, as determined pursuant to this Agreement, in each case, without any interest thereon.

      4.2 RIGHTS OF FORMER SHC STOCKHOLDERS. At the Effective Time, the stock transfer books of SHC shall be closed as to holders of SHC Capital Stock immediately prior to the Effective Time and no transfer of SHC Capital Stock by any such holder thereafter shall be made or recognized. Until surrendered for exchange in accordance with the provisions of Section 4.1 of this Agreement, each share and each certificate representing shares of SHC Senior Preferred Stock and SHC Junior Preferred Stock (other than shares or certificates for shares to be canceled pursuant to Section 3.4 of this Agreement) shall from and after the Effective Time represent for all purposes only the right to receive the consideration provided in Section 3.1 of this Agreement in exchange therefor. In the event any SHC Senior Preferred Stock or SHC Junior Preferred Stock certificate shall have been lost, stolen, or destroyed, upon the making of an affidavit of that fact by the Person claiming such certificate to be lost, stolen, or destroyed and, if required by Gray, the posting by such Person of a bond in such amount as Gray may reasonably direct as indemnity against any claim that may be made against it with respect to such certificate, the Exchange Agent (with respect to the shares of SHC Senior Preferred Stock) and Gray (with respect to the shares of SHC Junior Preferred Stock) shall issue in exchange for such lost, stolen, or destroyed certificate, the consideration deliverable in respect thereof pursuant to this Agreement.


                                    ARTICLE 5
                      REPRESENTATIONS AND WARRANTIES OF SHC

      Prior to the execution hereof, SHC has delivered to Gray and Merger Corp. the schedules to this Agreement (the "Schedules") setting forth, among other things, items the disclosure of which is necessary or appropriate either (i) in response to an express informational requirement contained in or requested by a provision hereof or (ii) as an exception to one or more representations or warranties contained in this Article 5; provided that the listing of an item in one section of the Schedules shall be deemed to be a listing in the other sections of the Schedules to the extent that such information is reasonably determinable to be so applicable to such other section or sections of the Schedule. The subject matter of the representations and warranties contained in this Article 5 shall not apply to the Designated Stations. Except as provided in the Schedules, SHC hereby represents and warrants to Gray and Merger Corp. as follows (it being understood that the inclusion of any item on a Schedule hereto shall not be deemed an acknowledgement that such item (i) is Material, (ii) would have a Material Adverse Effect or (iii) is required to be disclosed under this Agreement):

      5.1   ORGANIZATION, STANDING, AND POWER.

            (a) SHC is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has full corporate power and authority, subject to Bankruptcy Court approval, to own, lease and operate its assets and to carry on its business, as presently conducted. Each of the SHC Subsidiaries (other than Benedek Interactive Media, LLC) is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has full corporate power and authority to own, lease and operate its assets and to carry on its business, as presently conducted. Benedek Interactive Media, LLC is a limited liability company duly organized and validly existing under the laws of the State of Delaware and has full power and authority to own, lease and operate its assets and to carry on its business, as presently conducted. Except as set forth on Schedule 5.1 and except where a failure to be so qualified would not, individually or in the aggregate, have a Material Adverse Effect, each of SHC and each of the SHC Subsidiaries is duly qualified to transact business as a foreign corporation or limited liability company, as applicable, in good standing in the jurisdictions listed next to its name in Schedule 5.1. Except where a failure to be so qualified would not, individually or in the aggregate, have a Material Adverse Effect, the SHC Companies are not required to be qualified in any other jurisdiction.

            (b) Copies which are correct and complete of the Certificate of Incorporation or the Certificate of Formation, as applicable, and all amendments thereto, (certified by the Secretary of State of Delaware) and By-Laws or the Operating Agreement, as applicable, of each of the SHC Companies, and all amendments thereto have been previously delivered or made available to Gray and Merger Corp. Copies of all records of the proceedings of incorporators, stockholders, boards of directors, authorized persons, members and committees thereof, as applicable, of each of the SHC Companies, which are set forth in each of the respective SHC Companies' minute books (collectively, the "Minute Books"), are correct and complete and accurately reflect all proceedings of each of the SHC Companies' respective incorporators, stockholders, boards of directors, authorized persons, members and committees thereof, as applicable. The Minute Books have been previously made available to Gray and Merger Corp. for review.

      5.2   AUTHORIZATION AND ENFORCEABILITY.

            (a) Subject to Bankruptcy Court approval, SHC has full corporate power and authority to enter into this Agreement and the Other Agreements. Except for Bankruptcy Court approval of the Plan of Reorganization, the execution, delivery and performance by SHC of its obligations hereunder and thereunder have been duly and validly authorized by all necessary corporate action. Assuming due authorization, execution and delivery of this Agreement and the Other Agreements by Gray and Merger Corp., no further action or approval is required in order to constitute this Agreement and the Other Agreements as legal, valid and binding obligations of SHC, enforceable in accordance with their terms, except in all cases as the enforceability of this Agreement and the Other Agreements may be limited by or subject to, any bankruptcy, insolvency, reorganization, moratorium or other similar Laws now or hereafter in effect relating to creditors' rights generally and that the remedies of specific performance, injunction, and other forms of equitable relief are subject to certain principles of equity jurisdiction, equitable defenses and the discretion of the court before which any proceeding therefor may be brought.

            (b) Except as set forth on Schedule 5.21, neither the execution and delivery of this Agreement or any of the Other Agreements by SHC, nor the consummation by SHC of the transactions contemplated hereby or thereby nor compliance by SHC with any of the provisions hereof or thereof, will (i) conflict with or result in a breach of any provision of SHC's Certificate of Incorporation or Bylaws, or (ii) constitute or result in a Material Default under, or require any Consent pursuant to, or result in the creation of any Lien on any asset of any SHC Company under, any Material network affiliation agreement or Material programming agreement of any SHC Company, or (iii) subject to receipt of the requisite Consents referred to in Section 8.1(a) and (b) of this Agreement, violate in any Material respect any Law or Order applicable to any SHC Company or any of their respective Material assets.

            (c) Subject to the receipt of the requisite Consents referred to in Section 8.1(a) and (b) of this Agreement and except for filing the Certificate of Merger with the Secretary of State of the State of Delaware and except as set forth on Schedule 5.2, no notice to, filing with, or Consent of, any Regulatory Authority is necessary for the consummation by SHC of the Merger and the other transactions contemplated in this Agreement or any of the Other Agreements, except for any county or local Regulatory Authority notice, filing or Consent, the violation of which individually or in the aggregate is not Material.

      5.3 CAPITALIZATION. The authorized capital stock of SHC consists, as of the date of this Agreement, of ten million (10,000,000) shares of SHC Class A Common Stock, of which none are issued and outstanding; ten million (10,000,000) shares of SHC Class B Common Stock, of which seven million four hundred thousand (7,400,000) shares are issued and outstanding; two million five hundred thousand (2,500,000) shares of Preferred Stock, of which four hundred fifty thousand (450,000) shares of SHC Junior Preferred Stock are issued and outstanding, and of which one hundred thousand (100,000) shares of SHC Senior Preferred Stock are issued and outstanding. Each of the outstanding shares of SHC Capital Stock is duly and validly issued and outstanding, is fully paid and nonassessable and was issued pursuant to a valid registration statement filed under the Securities Act or a valid exemption from registration thereunder, and under all applicable state securities laws. Except as set forth on Schedule 5.3(i), no shares of SHC Capital Stock are reserved for issuance. Except as set forth on Schedule 5.3(ii), SHC has no obligation to issue any additional shares of SHC Capital Stock or securities convertible or exchangeable for SHC Capital Stock, or any Rights for the purchase of (a) any shares of SHC Capital Stock or (b) any securities convertible into or exchangeable for any shares of SHC Capital Stock. Except as set forth on Schedule 5.3(iii), there are no outstanding rights to either demand registration of any shares of SHC Capital Stock under the Securities Act, or to sell any shares of SHC Capital Stock in connection with such a registration. Set forth on Schedule 5.3(iv) is a list which is true and correct of (i) the record holders of the outstanding SHC Class B Common Stock as of the date hereof, (ii) the record holders of the outstanding SHC Junior Preferred Stock as of the date hereof, (iii) the record holders of the outstanding SHC Senior Preferred Stock as reflected in the transfer records of the Bank of New York, the transfer agent, (iv) the record holders of the warrants to purchase the SHC Class A Common Stock as reflected in the transfer records of the Bank of New York, the warrant agent and (v) the holders of options to purchase SHC Class B Common Stock.

      5.4 SHC SUBSIDIARIES. SHC has disclosed in Schedule 5.4(i) all of SHC's Subsidiaries as of the date of this Agreement. SHC or one of its Subsidiaries owns all of the issued and outstanding shares of capital stock or membership interest, as applicable, of each SHC Subsidiary. No equity securities of any SHC Subsidiary are or may become required to be issued (other than to another SHC Company) by reason of any Rights, and except as set forth on Schedule 5.4(ii), there are no Contracts by which any SHC Subsidiary is bound to issue (other than to another SHC Company) additional shares of its capital stock or membership interest, as applicable, or Rights or by which any SHC Company is or may be bound to transfer any shares of the capital stock or membership interest, as applicable, of any SHC Subsidiary (other than to another SHC Company). Except as set forth on Schedule 5.4(iii), there are no Contracts relating to the rights of any SHC Company to vote or to dispose of any shares of the capital stock or membership interest, as applicable, of any SHC Subsidiary. All of the shares of capital stock or membership interest, as applicable, of a SHC Subsidiary held by a SHC Company are fully paid and, except as expressly provided otherwise under applicable Law, nonassessable under the applicable Law of the jurisdiction in which such Subsidiary is incorporated or organized and are owned by the SHC Company free and clear of any Lien, except Permitted Liens or Liens that are set forth on Schedule 5.4(iv). Except for (i) interests in the SHC Subsidiaries or
(ii) as set forth in Schedule 5.4(v), SHC does not own, directly or indirectly (through any SHC Subsidiary or otherwise), any capital stock, membership interest, partnership interest, joint venture interest or other equity interest in any Person.

      5.5 FINANCIAL STATEMENTS. SHC has disclosed in Schedule 5.5, and has previously delivered or made available to Gray and Merger Corp. copies of, the SHC Financial Statements. The SHC Financial Statements (as of the dates thereof and for the periods covered thereby) (i) are in accordance with the books and records of the SHC Companies, (ii) fairly present the consolidated financial position of the SHC Companies as of the dates indicated and the consolidated results of operations, changes in stockholders' equity, and cash flows of the SHC Companies for the periods indicated, in accordance with

GAAP (subject to any exceptions as to consistency specified therein or as may be indicated in the notes thereto or, in the case of interim financial statements, to normal recurring year-end adjustments which were not or will not be material in amount or effect and as otherwise disclosed in Schedule 5.5) and (iii) have been prepared in accordance with GAAP.

      5.6 NO UNDISCLOSED LIABILITIES. As of December 31, 2001, none of the SHC Companies had any Liabilities (whether accrued, absolute, contingent or otherwise, and whether due or to become due) normally shown on a balance sheet (including the footnotes thereto) prepared in accordance with GAAP which is not shown on the December 31, 2001 consolidated balance sheet of the SHC Companies, or disclosed herein or in a schedule hereto or in any document referred to in a schedule or in the Financial Statements (including the footnotes thereto), which is reasonably likely to result in a Material Adverse Effect. Except as set forth in the December 31, 2001 consolidated balance sheet, none of the SHC Companies has outstanding on the date hereof any Liability normally shown on a balance sheet (including the footnotes thereto) prepared in accordance with GAAP, other than those incurred since December 31, 2001 in the ordinary course of business or disclosed herein or in a schedule hereto or in any document referred to in a schedule or in the Financial Statements (including the footnotes thereto), which is reasonably likely to result in a Material Adverse Effect.

      5.7 ABSENCE OF CHANGES. Except as disclosed on Schedule 5.7, since December 31, 2001, (i) the SHC Companies have carried on their respective businesses in the ordinary course consistent with past practice in all Material respects, (ii) none of the SHC Companies has directly or indirectly declared, paid or authorized any dividends or other distributions or payments in respect of its capital stock or other securities, except dividends, distributions or payments made to another SHC Company and (iii) none of the SHC Companies has made any change in any method of accounting or accounting practice except for changes required by GAAP.

      5.8   TAX MATTERS.  Except as set forth in Schedule 5.8:

            (a) Each of the SHC Companies has duly filed with the appropriate Regulatory Authorities all required Material Tax Returns in all jurisdictions in which Material Tax Returns are required to be filed as of the date hereof and such Material Tax Returns are correct and complete in all Material respects. As of the date hereof, none of the SHC Companies is the beneficiary of any extension of time within which to file any Material Tax Return. All Taxes shown on any Tax Return for all periods ending on or before December 31, 2001, have been fully paid or appropriate deposits or adequate accruals have been made therefor on the Balance Sheet.

            (b) Since January 1, 1999, none of the SHC Companies has incurred any liability for Taxes other than in the ordinary course of business. Since January 1, 1999, none of the SHC Companies has been delinquent in the payment of any Material Tax, and since January 1, 1999, no Material Liability has been assessed, asserted or threatened in writing against any of the SHC Companies or any of their respective assets in connection with any Tax. Since January 1, 1999, none of the SHC Companies has received any written notice of Material assessment or proposed Material assessment in connection with any Tax Returns, and as of the date hereof, there are no pending Tax examinations of or Tax claims asserted in writing against any of the SHC Companies or any of their respective assets, including without limitation, any written claim by any Regulatory Authority in any jurisdiction where any of the SHC Companies did not file Tax Returns that such SHC Company is or may be subject to or liable for Taxes imposed by that Regulatory Authority or jurisdiction. There are no Liens for any Taxes (other than any Lien for current real property or ad valorem Taxes not yet due and payable) on any of the assets of any of the SHC Companies.

            (c) Since January 1, 1999, none of SHC Companies' Tax Returns have been audited by the IRS or any other Regulatory Authority, and since January 1, 1999 none of the SHC Companies has waived any statute of limitations in respect of Taxes or agreed to a Tax assessment or deficiency. No Tax is required to be withheld pursuant to Section 1445 of the Code as a result of any of the transfers contemplated by this Agreement, and each of the SHC Companies will provide any certificate reasonably requested by Gray or Merger Corp. at Closing with respect thereto.

            (d) As of the date hereof, each of the SHC Companies is in compliance in all Material respects with, and its records contain the information and documents (including properly completed IRS Forms W-9) necessary to comply in all Material respects with applicable information reporting and Tax withholding requirements under federal, state, and local Tax Laws, and such records identify in all Material respects accounts subject to backup withholding under Section 3406 of the Code.

            (e) As of the date hereof, none of the SHC Companies has made any payments, is obligated to make any payments, or is a party to any Contract that could obligate it to make any payments that would be disallowed as a deduction under Section 280G of the Code.

      5.9 ASSETS. The SHC Companies have good and marketable title, free and clear of all Liens, to all of their respective assets other than the Permitted Liens and the Liens set forth in Schedule 5.21 and Schedule 5.9. All of the current lender's and owner's title insurance policies issued to or on behalf of any of the SHC Companies relating to any of the Real Property are listed on
Schedule 5.21, copies of substantially all of which have been previously made available to Gray and Merger Corp. All Material tangible properties owned or used by the SHC Companies are in good condition, reasonable wear and tear excepted, and are usable in the ordinary course of business consistent with SHC's past practices. All of the tangible properties of the SHC Companies are adequate in all Material respects for their present uses and operation. The SHC Companies' assets (including their respective interest in leased assets) include all Material assets required to operate their respective businesses as presently conducted.

      5.10  REAL PROPERTY.

            (a) Schedule 5.21(a)(i) contains a correct and complete list of the locations of all of the Real Property, except for such omissions therefrom with respect to owned Real Property which do not have an individual property value in excess of $100,000 or having a property value in excess of $100,000 but not in excess of $1,000,000 in the aggregate for all such owned Real Property.

            (b) To SHC's Knowledge, except as set forth on Schedule 5.21(a)(i), no zoning or similar land use restrictions are presently in effect that would impair in any Material respect the operation of the respective businesses of the SHC Companies as presently conducted or that would impair in any Material respect the use, occupancy and enjoyment of any of the Real Property in the manner in which such Real Property is currently used. To SHC's Knowledge, except as set forth on Schedule 5.21(a)(i), all of the Real Property is in compliance in all Material respects with all applicable zoning or similar land use restrictions of all Regulatory Authorities having jurisdiction thereof and with all recorded restrictions, covenants and conditions affecting any of the Real Property. Since January 1, 2001, except as set forth on Schedule 5.21(a)(i), none of the SHC Companies has received any written notice from any Regulatory Authority with regard to Material encroachments on or off the Real Property, Material violations of building codes, zoning, subdivision or other similar Laws, or other Material defects in the good valid marketable and insurable title of said Real Property.

            (c) Except as set forth in Schedule 5.21(a)(i), and except for such Contracts not required to be disclosed thereon, there are no Contracts affecting the Real Property or any part thereof.

            (d) As of the date hereof, no right of adverse possession by any Third Party has been claimed in writing or, to the Knowledge of SHC, threatened with respect to the Real Property and none of such property is subject to any Order for its sale, condemnation, expropriation or taking (by eminent domain or otherwise) by any Regulatory Authority nor has any such sale, condemnation, expropriation or taking been proposed in writing or, to the Knowledge of SHC, threatened.

      5.11  INTENTIONALLY OMITTED.

      5.12  INTELLECTUAL PROPERTY.

            (a) Schedule 5.12 contains a list which is correct and complete in all Material respects of all of the SHC Companies' Intellectual Property which is registered with the United States Patent and Trademark Office or the equivalent state agency and owned by the SHC Companies as of the date hereof. The SHC Companies own or have a valid right to use all of their respective Intellectual Property used or held for use by the SHC Companies in connection with the operation of the SHC Companies as currently conducted by the SHC Companies, without Materially infringing upon the rights of any other Person.

            (b) No present or former officer, director, partner or employee of any of the SHC Companies owns or has any proprietary, financial or other interest, direct or indirect, in any Material portion of any of the SHC Companies' Material Intellectual Property, except as described on Schedule 5.12.

      5.13 COMPUTER SOFTWARE AND DATABASES. Schedule 5.13 accurately identifies all Material Computer Software and Databases owned, licensed, leased, internally developed or otherwise used in connection with the respective businesses of the SHC Companies as presently conducted as of the date of this Agreement. As of the date of this Agreement, the SHC Companies have the right to use all Material Computer Software and Databases that are necessary to conduct the respective businesses as presently conducted by the SHC Companies. To SHC's Knowledge, SHC is not Materially violating any "off the shelf" or "shrink wrapped" computer software, programs or licenses.

      5.14 ACCOUNTS RECEIVABLE. Except as set forth on Schedule 5.14, the Accounts Receivable are (i) validly existing, (ii) enforceable by the SHC Companies in accordance with the terms of the instruments or documents creating them and (iii) represent monies due for, and have arisen solely out of, bona fide sales and deliveries of goods, performance of services and other business transactions in the ordinary course of business consistent with past practices. None of the Accounts Receivable represents monies due for goods either sold on consignment or sold on approval. The allowance for collection losses on the Balance Sheet was established in the ordinary course of business consistent with past practices and in accordance with GAAP and there are no Material defenses, rights of set-off, counterclaims, assignments, restrictions, encumbrances or conditions enforceable by Third Parties on or affecting any Account Receivable.

      5.15 INSURANCE. All of the assets and the operations of the SHC Companies of an insurable nature and of a character usually insured by companies of similar size and in similar businesses are insured by any of the SHC Companies in such amounts and against such losses, casualties or risks as is (i) usual in such companies and for such assets, operations and businesses, (ii) required by any Law applicable to any of the SHC Companies, or (iii) required by any Contract of any of the SHC Companies. Schedule 5.15(i) contains a list which is complete and accurate in all Material respects of all insurance policies now in force and held or owned by any of the SHC Companies and such Schedule indicates the name of the insurer, agent, type of coverage, policy number, amount of coverage, expiration date and any pending claims thereunder. Copies which are correct and complete in all Material respects of all such policies have been previously delivered or made available to Gray and Merger Corp. by SHC on or before the date of this Agreement. As of the date hereof, all such policies are in full force and effect and enforceable in accordance with their terms in all Material respects, except as set forth on Schedule 5.15(ii). Except as set forth on
Schedule 5.15(iii), since January 1, 2001, no written notice of cancellation or non-renewal with respect to, or disallowance of any Material claim under, any insurance policies or binders of insurance which relate to the assets or the operations of the SHC Companies has been received by SHC.

      5.16 BONDS, LETTERS OF CREDIT AND GUARANTEES. Schedule 5.16 contains a list which is complete and accurate in all Material respects of all bonds (whether denominated bid, litigation, performance, fidelity, or otherwise), letters of credit, and guarantees issued by any of the SHC Companies and now in force or outstanding, and copies which are correct and complete in all Material respects of all such bonds, letters of credit and guarantees have been previously delivered or made available to Gray and Merger Corp. by SHC on or before the date of this Agreement. The bonds, letters of credit and guarantees listed in Schedule 5.16 satisfy in all Material respects requirements for bonds, letters of credit or guarantees set forth in (i) any Law applicable to any of the SHC Companies or their respective businesses and (ii) any Material Contracts of any of the SHC Companies. Except as set forth on Schedule 5.16, none of the SHC Companies are in Material Default regarding the provisions of any bond, letter of credit or guarantee, including, without limitation, the failure to make timely payment of all premiums and fees due thereon.

      5.17  COMPLIANCE WITH LAW.  Except as set forth on Schedule 5.17:

            (a) Since January 1, 1999, each of the SHC Companies has complied with and is in compliance in all Material respects with all Material Laws, Licenses and Orders applicable to, of or binding on any of the SHC Companies, their respective assets or their respective businesses, including without limitation, the terms of the FCC Licenses, the Communications Act, and PUC Laws and SHC has no Knowledge of any basis for any Material claim of current or past non-compliance with any Material Law, License or Order. Since January 1, 1999, SHC has not received any written notices from any Regulatory Authority with respect to any failure or alleged failure of any of the SHC Companies to comply in any Material respect with any Material Law, License or Order by any of the SHC Companies, nor, to the Knowledge of SHC, are any such written notices threatened.

            (b) Benedek License Corporation holds the FCC Licenses set forth on Schedule 5.17, which constitute all necessary authorizations from the FCC to enable the SHC Companies to broadcast and transmit the present television programming of the SHC Companies. Other than FCC rule making procedures of general applicability, no application, action, proceeding, notice of violation, order of forfeiture, or complaint is pending or, to SHC's Knowledge, threatened in writing the effect of which would be the revocation, modification, nonrenewal or suspension of any of the FCC Licenses, the issuance of a cease-and-desist order, or the imposition of any administrative or judicial sanction with respect to the SHC Companies' respective businesses that would Materially and adversely affect any of the SHC Companies under any such FCC Licenses. As of the date hereof, all returns, reports and statements required to be filed by any of the SHC Companies with the FCC relating to their respective businesses have been filed and complied with in all Material respects and are complete and correct in all

Material respects as filed. As of the date hereof, all FCC regulatory fees associated with FCC Licenses have been paid.

            (c) Except as set forth in the Planned DTV Capital Expenditures described in Schedule D, there are no Material capital expenditures that any of the SHC Companies Knows will be required to be made in connection with the SHC Companies' respective assets or their respective businesses as now conducted in order to comply in all Material respects with any Law applicable to any of the SHC Companies, or any of their respective assets or businesses as now conducted.

      5.18 ENVIRONMENTAL. Except (i) as set forth in Schedule 5.18, (ii) as may be reflected in the environmental assessment reports listed on Schedule 5.18 or obtained by Gray and Merger Corp. as the result of the environmental due diligence conducted by Gray and Merger Corp. and/or (iii) as would not otherwise have, or be reasonably expected to result in, a Material Adverse Effect:

            (a) There are no existing violations of (i) any Environmental Law, or (ii) any Order related to environmental matters, with respect to the ownership, use, condition or operation of the Real Property or any other asset of any of the SHC Companies. None of the SHC Companies has used any assets or premises of any of the SHC Companies or any part thereof for the handling, treatment, storage, or disposal of any Hazardous Substances.

            (b) No Release of any Hazardous Substances has occurred or is occurring at any assets owned, leased, operated or managed, directly or indirectly, by any of the SHC Companies or any part thereof while such assets were owned, leased, operated or managed, directly or indirectly, by any of the SHC Companies.

            (c) To SHC's Knowledge, no soil or water in or under any assets owned, leased, operated or managed, directly or indirectly, by any of the SHC Companies has been contaminated by any Hazardous Substance while such assets were owned, leased, operated or managed, directly or indirectly, by any of the SHC Companies.

            (d) All waste containing any Hazardous Substances generated, used, handled, stored, treated or disposed of (directly or indirectly) by any of the SHC Companies has been released or disposed of in substantial compliance with all Environmental Laws.

            (e) To SHC's Knowledge, no underground tanks or other underground storage facilities presently located at any Real Property owned, leased, operated or managed by any of the SHC Companies are causing a Release.

            (f) The SHC Companies have complied in all material respects with all applicable reporting requirements under all Environmental Laws concerning the Release of Hazardous Substances and none of the SHC Companies has made any such reports concerning any Real Property of any of the SHC Companies or concerning the operations or activities of any of the SHC Companies.

            (g) No building or other Improvement or any Real Property owned, leased, operated or managed, directly or indirectly, by any of the SHC Companies contains any friable asbestos-containing materials.

            (h) Schedule 5.18 contains a list which is correct and complete of all environmental site assessments and other studies relating to the investigation of the possibility of the presence or existence of any environmental matter with respect to the SHC Companies, or their respective businesses, any assets owned, leased, operated or managed, directly or indirectly, by any of the SHC Companies, and SHC has previously delivered or made available to Gray and Merger Corp. a correct and complete copy of each such assessment and study, except for the assessment and study related to the studio and office located in Dothan, Alabama.

      5.19 LITIGATION AND CLAIMS. As of the date hereof, except for the Bankruptcy Case:

            (a) Except as disclosed on Schedule 5.19(i), there is no Material Litigation pending or, to the Knowledge of or any of the SHC Companies, threatened in writing.

            (b) Except as disclosed on Schedule 5.19(ii), there are no outstanding Orders binding upon any of the SHC Companies, their respective businesses and assets or SHC Capital Stock that would be Materially adverse or restrictive to the business of the SHC Companies.

            (c) Except as disclosed on Schedule 5.19(iii) and except as generally applicable to the broadcasting industry, there are no pending or, to the Knowledge of SHC, threatened investigations or inquiries regarding any of the SHC Companies or their respective businesses or assets by any Regulatory Authority that individually or in the aggregate would have, or be reasonably expected to have, a Material Adverse Effect on the SHC Companies or their respective businesses or assets.

            (d) Except as disclosed on Schedule 5.19(iv), no Litigation has been pending during the three (3) years prior to the date hereof that resulted in (i) losses or damages to any SHC Company in excess of $250,000 individually or $1,000,000 in the aggregate or (ii) any injunctive relief against any of the SHC Companies.

            (e) Except as disclosed on Schedule 5.19(v), in connection with the SHC Companies' preparation of the SHC Financial Statements for the fiscal year ended December 31, 2001, none of the SHC Companies have been advised by any attorney representing it that there are any "loss contingencies" (as defined in Statement of Financing Accounting Standards No. 5 issued by the Financial Accounting Standards Board in March 1975 ("FASB 5"), which would be required by FASB 5 to be disclosed or accrued in financial statements of any of the SHC Companies, were such financial statements prepared as of the date hereof.

      5.20  BENEFIT PLANS.

            (a) Schedule 5.20 contains and correct and complete list of (i) every Employee Benefit Plan of any of the SHC Companies that is a defined benefit pension plan or, a defined contribution that was in effect at any time from January 1, 1996 through the date of this Agreement and (ii) every Employee Benefit Plan of the SHC Companies that is not described in the foregoing clause
(i) that is currently in effect. On or after January 1, 1996, none of the SHC Companies or any entity aggregated with any of the SHC Companies under Code
Section 414 (for purposes of this Section, an "ERISA Affiliate") has had an "obligation to contribute" (as defined in ERISA Section 4212) to a "multiemployer plan" (as defined in ERISA Sections 4001(a)(3) and (3)(37)(A)). No Employee Benefit Plan is or has been a multiemployer plan within the meaning of Section 3(37) of ERISA nor a multiple employer welfare arrangement within the meaning of Section 3(40) of ERISA. Notwithstanding the foregoing, there shall be excluded from Schedule 5.20, any listing which is of an item that could not result in any Material Liability.

            (b) The Employee Benefit Plans listed on Schedule 5.20 have been or will be made available to Gray for review, including correct and complete copies of: (i) all governing plan documents, including without limitation, all trust agreements or other funding arrangements for such Employee Benefit Plans (including insurance Contracts), and all amendments thereto, (ii) with respect to any such Employee Benefit Plans or amendments, all determination letters, rulings, opinion letters, information letters, or advisory opinions issued by the United States Internal Revenue Service, the United States Department of Labor, or the Pension Benefit Guaranty Corporation after December 31, 1996,
(iii) annual reports or returns, audited or unaudited Financial Statements, actuarial valuations and reports, and summary annual reports prepared for any Employee Benefit Plan with respect to the most recent three plan years, and (iv) the summary plan descriptions and any material modifications thereto.

            (c) Except as disclosed in Schedule 5.20, all the Employee Benefit Plans and the related trusts subject to ERISA Materially comply with and have been administered in Material compliance with, (i) the applicable provisions of ERISA, (ii) all applicable provisions of the Code relating to qualification and tax exemption under Code Sections 401(a) and 501(a) or otherwise applicable to secure intended tax consequences, (iii) all applicable state or federal securities Laws, and (iv) all other applicable Laws and collective bargaining agreements, and none of the SHC Companies, none of their respective Employee Benefit Plans nor any fiduciary for any such Employee Benefit Plan has received any notice from any Regulatory Authority questioning or challenging such compliance. Except as disclosed on Schedule 5.20, no event has occurred which will or could give rise to disqualification of any such plan or loss of intended tax consequences under the Code or to any tax under Section 511 of the Code.

            (d) Except as disclosed in Schedule 5.20, no Material oral or written representation or communication with respect to any aspect of the Employee Benefit Plans has been made to employees of any of the SHC Companies prior to the date hereof that is not in accordance with the written or otherwise preexisting terms and provisions of such plans. Except as disclosed in Schedule 5.20, none of the SHC Companies, nor any administrator or fiduciary of any Employee Benefit Plan (or any agent of any of the foregoing) has engaged in any transaction, or acted or failed to act in any manner that could subject any of the SHC Companies or Gray to any direct or indirect Material Liability (by indemnity or otherwise) for breach of any fiduciary, co-fiduciary or other duty under ERISA. Except as disclosed on Schedule 5.20, there are no unresolved Material claims or disputes under the terms of, or in connection with, the Employee Benefit Plans other than claims for benefits which are payable in the ordinary course and no Litigation has been commenced with respect to any Employee Benefit Plan.

            (e) Except as disclosed in Schedule 5.20, all Employee Benefit Plan documents and annual reports or returns, audited or unaudited financial statements, actuarial valuations, summary annual reports, and summary plan descriptions issued with respect to the Employee Benefit Plans are correct and complete, have been timely filed with the IRS and the United States Department of Labor, have been timely distributed to participants in the Employee Benefit Plans, and there have been no Material changes in the information set forth therein.

            (f) Except as disclosed in Schedule 5.20, no "party in interest" (as defined in Section 3(14) of ERISA) or "disqualified person" (as defined in Code Section 4975) of any Employee Benefit Plan has engaged in any nonexempt "prohibited transaction" (described in Code Section 4975 or ERISA Section 406). Except as disclosed in Schedule 5.20, there has been no (i) "reportable event" (as defined in Section 4043 of ERISA), or event described in Sections
4041, 4042, 4062 (including ERISA Sections 4062(e)), 4064, 4069 or 4063 of
ERISA, or (ii) termination or partial termination, withdrawal or partial withdrawal with respect to any of the ERISA Plans which any of the SHC Companies maintains or contributes to or has maintained or contributed to. Except as disclosed in Schedule 5.20, none of the SHC Companies has incurred any liability under Title IV of ERISA, including any Liability that could arise under Title IV of ERISA as a result of any of the SHC Companies' membership in a "controlled group" as defined in ERISA Sections
4001(a)(14) and 4001(b)(1).

            (g) Except as disclosed in Schedule 5.20, since the date of the most recent actuarial valuation, there has been (i) no Material change in the financial position of any pension plan as defined in ERISA Section 3(2) ("ERISA Pension Plan"), (ii) no change in the actuarial assumptions with respect to any ERISA Pension Plan, and (iii) no increase in benefits under any ERISA Pension Plan as a result of ERISA Pension Plan amendments or changes in any applicable regulation which is reasonably likely to have, individually or in the aggregate, with respect to all of the foregoing a Material Adverse Effect on the funding status of such ERISA Pension Plan. Except as disclosed in Schedule 5.20, all contributions with respect to an Employee Benefit Plan of SHC or of an ERISA Affiliate that is subject to Code Section 412 or ERISA Section 302 have been, or will be, timely made and there is no Lien or expected to be a Lien under Code
Section 412(n) or ERISA Section 302(f) or tax under Code Section 4971. No ERISA Pension Plan of any of the SHC Companies or of an ERISA Affiliate has a "liquidity shortfall" as defined in Code Section 412(m)(5). No event described in Code Section 401(a)(29) has occurred or can reasonably be expected to occur with respect to SHC or its ERISA Affiliates. All premiums required to be paid under ERISA Section 4006 have been paid by the SHC Companies and by any Person aggregated with any of the SHC Companies under ERISA Sections 4001(a)(14) and 4001(b)(1).

            (h)  Except as disclosed in Schedule 5.20, none of the SHC
Companies has, and does not, maintain an Employee Benefit Plan providing welfare benefits (as defined in ERISA Section 3(1)) to employees after retirement or other separation of service except to the extent required under Part 6 of Title I of ERISA or Code Section 4980B or their successors. No tax under Code Sections 4980B or 5000 has been incurred with respect to any Employee Benefit Plan and no circumstances exist which could give rise to such taxes.

            (i) Except as disclosed on Schedule 5.20, neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated by this Agreement will (1) entitle any current or former employee of any of the SHC Companies to severance pay, unemployment compensation or any payment contingent upon a change in control or ownership of any of the SHC Companies, or (2) accelerate the time of payment or vesting, or increase the amount, of any compensation due to any such employee or former employee.

            (j) Except as disclosed on Schedule 5.20, no individuals participating in (or eligible to participate in) any Employee Benefit Plan maintained (or contributed to) by any of the SHC Companies are independent contractors.

      5.21  CONTRACTS.

            (a)  Lists.

                  (i) Real Property. Schedule 5.21(a)(i) is a list of all Contracts of any of the SHC Companies affecting or relating to the Real Property, including, without limitation, Contracts evidencing Liens (other than Permitted Liens) (other than Contracts affecting rights in the Real Property in which (i) any SHC Company is the lessor or (ii) any Contract which individually does not involve the payment by any of the SHC Companies of more than $100,000 annually or involving more than $100,000 annually but not more than $2,000,000 in the aggregate for all such Contracts).

                  (ii) Personal Property. Schedule 5.21(a)(ii) is a list of all Contracts of any of the SHC Companies affecting or relating to the Personal Property, including, without limitation, Contracts evidencing Liens (other than Contracts affecting rights in the Personal Property which individually do not involve the payment by any of the SHC Companies of more than $100,000 annually or involving more than $100,000 annually but not more than $2,000,000 in the aggregate for all such Contracts).

                  (iii) Capital Assets. Schedule 5.21(a)(iii) is a list of all outstanding Contracts of any of the SHC Companies for the acquisition or disposition of capital assets of the SHC Companies (other than Contracts entered into in the ordinary course of business consistent with past practice and other than Contracts which individually do not involve the payment by any of the SHC Companies of more than $100,000 annually or involving more than $100,000 annually but not more than $2,000,000 in the aggregate for all such Contracts).

                  (iv) Employment. Schedule 5.21(a)(iv) is a list of all Contracts of any of the SHC Companies with any employee or officer of any of the SHC Companies (other than those entered into in the ordinary course of business consistent with past practice that are terminable within one year from the date hereof by any of the SHC Companies or other than those Contracts which individually do not involve the payment by any of the SHC Companies of more than $100,000 annually or involve more than $100,000 annually but not more than $2,000,000 in the aggregate for all such Contracts).

                  (v) Sales Representatives. Schedule 5.21(a)(v) is a list of all Contracts of any of the SHC Companies with any agent, broker, sales representative of, or any Person in a similar representative capacity for, the SHC Companies (other than those Contracts which individually do not involve the payment by any of the SHC Companies of more than $100,000 annually or involve more than $100,000 annually but not more than $2,000,000 in the aggregate for all such Contracts).

                  (vi) Powers of Attorney. Schedule 5.21(a)(vi) is a list of all powers of attorney given by any of the SHC Companies in connection with any Litigation or any filing with a Regulatory Authority, whether limited or general, to any Person continuing in effect.

                  (vii) Programming and Network Affiliation Agreements. Schedule 5.21(a)(vii) is a list of (A) all network affiliation agreements and (B) all programming agreements of any of the SHC Companies (other than those Programming Contracts which individually do not involve the payment by any of the SHC Companies of $100,000 annually or involve more than $100,000 annually but not more than $2,000,000 in the aggregate for all such Contracts).

                  (viii) Any Other Contracts. Schedule 5.21(a)(viii) is a list of any other Contracts of the SHC Companies (other than (i) those Contracts which individually do not involve the payment by any of the SHC Companies of $100,000 annually or involve more than $100,000 annually but not more than $2,000,000 in the aggregate for all such Contracts), (ii) those Contracts involving the sales of advertising time entered into in the ordinary course of business, (iii) retransmission consents and (iv) Tradeout Agreements entered into in the ordinary course of business), but including Contracts that (A) evidence, create, guarantee or service indebtedness of any of the SHC Companies, (B) establish or provide for any joint venture, partnership or similar arrangement involving any of the SHC Companies, or (C) guarantee or endorse the Liabilities of any other Person.

      Notwithstanding the foregoing, the cumulative aggregate amount of all omissions from the Schedules referred to above shall not exceed $5,000,000.

                The lists in all Schedules referred to above are correct and complete in all Material respects.

            (b) Copies. Copies which are correct and complete in all Material respects of all the written Contracts, and correct and complete descriptions of all oral Contracts, required to be set forth in Schedule 5.21, have been previously delivered or made available to Gray and Merger Corp. on or before the date hereof.

            (c) No Default. Except as set forth on Schedule 5.21(c), neither SHC nor, to SHC's Knowledge, any other party is in Material Default under any of the Contracts referred to in Section 5.21(a).

            (d)  Assurances. Each of the written Contracts referred to in this
Section 5.21 is in full force and effect in all Material respects and constitutes a valid, legal and binding agreement of the parties thereto, enforceable in accordance with its terms, except for bankruptcy, insolvency, reorganization, moratorium or other Laws affecting creditors' rights generally.

      5.22 INTENTIONALLY OMITTED.

      5.23 LABOR MATTERS. Schedule 5.23 contains a list which is correct and complete in all Material respects as of the date hereof, of all employees of the SHC Companies whose compensation (excluding commissions) for the first three months of 2002 as annualized exceeds $100,000. Except (i) disclosed on Schedule 5.23, (ii) for those employees with written employment Contracts, or (iii) as required by Law, the employment of all employees of the SHC Companies is terminable at will by the SHC Companies, subject only to the payment of severance in accordance with the SHC Companies' policies and procedures therefor. Except as and to the extent set forth in Schedule 5.23, (i) none of the SHC Companies is a party to any union agreement or collective bargaining agreement with any labor organization or employee association applicable to any employees of the SHC Companies and as of the date hereof, to SHC's Knowledge, no attempt to organize any of the employees of the SHC Companies has been made, proposed or threatened in writing, (ii) none of the SHC Companies, since January 1, 2001, has had any Material Equal Employment Opportunity Commission charges or other Material claims of employment discrimination made against it, (iii) no Material wage and hour department investigations, since January 1, 2001, have been made of any of the SHC Companies, (iv) no labor strike, slowdown, stoppage or lockout is pending or to SHC's Knowledge, threatened in writing against or affecting the SHC Companies, (v) no Material unfair labor practice charge or complaint against any of the SHC Companies, is or since January 1, 2001, has been pending or, to the Knowledge of SHC, threatened before the National Labor Relations Board or any similar Regulatory Authority, and (vi) none of the SHC Companies have received any written notice that any of the executive officers will terminate his or her employment currently or at any time within sixty (60) days after the Closing Date or will otherwise not be available to the SHC Companies. To the best of SHC's Knowledge, since January 1, 2001, the SHC Companies have not effected any facility closing, mass layoff or other similar transaction that would result in a Material liability or obligation to the SHC Companies under the Worker Adjustment and Retraining Notification Act or any similar applicable state or local Law.

      5.24 INTENTIONALLY OMITTED.

      5.25 BROKERS AND FINDERS. Except as set forth on Schedule 5.25, no finder or any agent, broker or other Person acting pursuant to authority of any of the SHC Companies are entitled to any commission or finder's fee in connection with the transactions contemplated by this Agreement.

      5.26 INTERESTED TRANSACTIONS. Except as set forth in Schedule 5.26, none of the SHC Companies is a party to any Contract or other transaction with any Affiliate of any of the SHC Companies, any Related Person of any Affiliate of any of the SHC Companies (other than as a stockholder or employee of the SHC Companies or with or between another SHC Company other than with respect to any Designated Stations), or any Person in which any of the foregoing (individually or in the aggregate) beneficially or legally owns, directly or indirectly, five percent (5%) or more of the equity or voting interests. Except as described in
Schedule 5.26, none of the Persons described in the first sentence of this
Section 5.26 owns, or during the last three (3) years has owned, directly or indirectly, beneficially or legally, (individually or in the aggregate) five percent (5%) or more of the equity or voting interests of any Person that competes with the SHC Companies or their respective businesses as presently conducted.

      5.27 OFFICERS, DIRECTORS AND BANK ACCOUNTS. Schedule 5.27 lists (i) the names of all officers and directors of each of the SHC Companies and (ii) the name and location of each bank or other institution in which any of the SHC Companies has any deposit account in which any of the SHC Companies has any interest or access and all account numbers.

      5.28 STATEMENTS TRUE AND CORRECT. No representation or warranty made by SHC nor any statement, certificate or instrument furnished or to be furnished to Gray pursuant to this Agreement or any other document, agreement or instrument referred to herein or therein, including, without limitation, the Financial Statements, contains any untrue statement of Material fact or omits to state a Material fact necessary to make the statements contained therein not misleading.


                                    ARTICLE 6
             REPRESENTATIONS AND WARRANTIES OF GRAY AND MERGER CORP

      Gray and Merger Corp., jointly and severally, hereby represent and warrant to SHC as follows:

      6.1 ORGANIZATION, STANDING, AND POWER. Gray is a corporation duly organized, validly existing, and in good standing under the laws of the State of Georgia, and has full corporate power and authority to own, lease and operate its assets and carry on its business, as presently conducted. Each of the Gray Subsidiaries is a corporation or limited partnership duly organized, validly existing and in good standing under the laws of its jurisdiction of organization and has full power, corporate or otherwise, and authority to own, lease and operate its assets and carry on its business, as presently conducted.

      6.2   AUTHORITY; NO BREACH.

            (a) Gray and Merger Corp. each have full corporate power and authority to enter into this Agreement and the Other Agreements. The execution, delivery, and performance by Gray and Merger Corp. of its obligations hereunder and thereunder have been duly and validly authorized by all necessary corporate action. Assuming due authorization, execution and delivery of this Agreement and the Other Agreements by SHC, no further action or approval is required in order to constitute this Agreement and the Other Agreements as legal, valid, and binding obligations of Gray and Merger Corp, enforceable against Gray and Merger Corp. in accordance with their terms (except in all cases as enforceability of this Agreement and the Other Agreements may be limited by or subject to, any bankruptcy, insolvency, reorganization, moratorium or other similar Laws now or hereafter in effect relating to creditors' rights generally and the remedies of specific performance, injunction and other forms of equitable relief are subject to certain principles of equity jurisdiction, equitable defenses and the discretion of the court before which any proceeding therefor may be brought).

            (b) Neither the execution and delivery of this Agreement or any of the Other Agreements by Gray or Merger Corp., nor the consummation by Gray or Merger Corp. of the transactions contemplated hereby or thereby, nor compliance by Gray or Merger Corp. with any of the provisions hereof or thereof, will (i) conflict with or result in a breach of any provision of Gray's Amended Articles of Incorporation or Bylaws, (ii) conflict with or result in a breach of any provision of Merger Corp.'s Certificate of Incorporation or Bylaws, or (iii) subject to receipt of the requisite Consents referred to in Section 8.1(a) and
(b) of this Agreement, violate in any Material respects any Law or Order applicable to any Gray Company or any of their respective Material assets.

            (c) Subject to the receipt of the requisite Consents referred to in Section 8.1(a) and (b) of this Agreement and except for filing the Certificate of Merger with the Secretary of State of the State of Delaware, no notice to, filing with or Consent of, any Regulatory Authority is necessary for the consummation by Gray and Merger Corp. of the Merger and the other transactions contemplated in this Agreement or any of the Other Agreements, except for any county or local Regulatory Authority notice, filing or Consent the violation of which individually or in the aggregate is not Material.

      6.3 BROKERS AND FINDERS. No finder or any agent, broker or other Person acting pursuant to authority of any of the Gray Companies is entitled to any commission or finder's fee in connection with the transactions contemplated by this Agreement.

      6.4 STATEMENTS TRUE AND CORRECT. No representation or warranty made by Gray, nor any statement, certificate or instrument furnished or to be furnished to SHC pursuant to this Agreement or any other document, agreement or instrument referred to herein or therein, contains any untrue statement of Material fact or omits to state a Material fact necessary to make the statements contained therein not misleading.

      6.5 ESCROW SHARES. The Escrow Shares have been duly authorized, and are validly issued and outstanding, fully paid and non-assessable, with no personal liability attaching to the ownership thereof.

      6.6   SEC FILINGS; FINANCIAL STATEMENTS.

            (a) Gray has filed all forms, reports, and documents required to be filed by Gray with the SEC since January 1 of the second complete fiscal year preceding the date of this Agreement (collectively, the "Gray SEC Reports"). The Gray SEC Reports (i) at the time filed, complied in all Material respects with the applicable requirements of the Securities Act and the Exchange Act, as the case may be, and (ii) did not at the time they were filed (or if amended or superseded by a filing prior to the date of this Agreement, then on the date of such filing) contain any untrue statement of a Material fact or omit to state a Material fact required to be stated in such Gray SEC Reports or necessary in order to make the statements in such Gray SEC Reports, in light of the circumstances under which they were made, not misleading.

            (b) Each of the Gray Financial Statements (including, in each case, any related notes) contained in the Gray SEC Reports, including any Gray SEC Reports filed after the date of this Agreement until the Closing Date, complied or will comply as to form in all Material respects with the applicable published rules and regulations of the SEC with respect thereto, was or will be prepared in accordance with GAAP applied on a consistent basis throughout the periods involved (except as may be indicated in the notes to such financial statements or, in the case of unaudited statements, as permitted by Form 10-Q of the SEC), and fairly presented or will fairly present the consolidated financial position of the Gray Companies as of the respective dates and the consolidated results of its operations and cash flows for the periods indicated, except that the unaudited interim financial statements were or are subject to normal and recurring year-end adjustments which were not or are not expected to be Material in amount or effect.

      6.7 NO ATTRIBUTABLE INTEREST. Gray and Merger Corp. are legally and financially qualified under the Communications Act to enter into this Agreement and the Other Agreements, as applicable, and to consummate the transactions contemplated hereby. In connection with the transactions contemplated by this Agreement and the Other Agreements, it is not necessary for Gray, Merger Corp. or any Affiliate of Gray or Merger Corp. (or any Person who has an attributable interest in Gray under the Communications Act) to seek or obtain any waiver from the FCC, dispose of any interest in any media or communications property or interest (including, without limitation, any of the Stations or any part thereof), terminate any venture or arrangement, or effectuate any changes or restructuring of its ownership, including, without limitation, the withdrawal or removal of officers or directors or the conversion or repurchase of equity securities of Gray, Merger Corp. or any Affiliate of Gray or Merger Corp. or owned by Gray, Merger Corp. or any Affiliate of Gray or Merger Corp. (or any Person in which Gray, Merger Corp. or any Affiliate of Gray or Merger Corp. has any attributable interest under the Communications Act). Gray and Merger Corp. are able to certify on an FCC Form 314 that they are financially qualified.

      6.8   LITIGATION.

            (a) No Litigation is pending or, to Gray's or Merger Corp.'s knowledge, threatened in writing, which, if adversely determined, would affect Gray or Merger Corp.'s ability to carry out this Agreement or the Other Agreements.

            (b) There are no outstanding Orders binding upon any of the Gray Companies, their respective businesses or Gray's capital stock which prohibit Gray's or Merger Corp.'s ability to carry out this Agreement or the Other Agreements.


                                    ARTICLE 7
       COVENANTS AND ADDITIONAL AGREEMENTS OF SHC, GRAY AND MERGER CORP.

      7.1 MUTUAL COVENANTS. Unless the prior written consent of Gray or SHC shall have been obtained, and except (x) for the sale of the Designated Stations to the Purchaser pursuant to the Purchase Agreement and any and all actions required, necessary or advisable in order to comply with the Purchase Agreement and to consummate the transactions contemplated thereby and (y) as otherwise expressly contemplated herein, from the date of this Agreement until the Closing Date or termination of this Agreement, each party shall and shall cause each of its Subsidiaries to (i) operate its business only in the usual, regular, and ordinary course, (ii) use commercially reasonable efforts to preserve intact its business organizations and assets and maintain its rights and franchises, and
(iii) take no action that
would Materially adversely affect the ability of any party to (a) obtain any Consents required for the transactions contemplated hereby, or (b) perform its covenants and agreements under this Agreement in all Material respects and to consummate the Merger and to satisfy the conditions to Closing set forth in
Article 8; provided, however, that the foregoing shall not prevent any Gray Company from discontinuing or disposing of any of its assets or business, or, subject to Section 7.7(b), from acquiring or agreeing to acquire any other Person or any assets thereof, if such action is, in the judgment of Gray, desirable in the conduct of the business of Gray and its Subsidiaries.

      7.2 COVENANTS OF SHC. Except as specifically contemplated or permitted by this Agreement or as disclosed in Schedule 7.2, from the date of this Agreement until the earlier of the Effective Time or the termination of this Agreement, SHC covenants and agrees that it will not do or agree or commit to do, or permit any of its Subsidiaries to do or agree or commit to do, any of the following without the prior written consent of Gray (which consent shall not be withheld unreasonably):

            (a) amend the Certificate of Incorporation, Bylaws, or other governing instruments of any SHC Company;

            (b) (i) incur, guarantee, or otherwise become responsible for, any additional debt obligation or other obligation for borrowed money (other than indebtedness of a SHC Company to another SHC Company) in excess of an aggregate of $500,000 (for the SHC Companies on a consolidated basis including the capital leases described in clause (iii) below), (ii) impose, or suffer the imposition, on any share of stock held by any SHC Company of any Lien or (iii) enter into any new capital leases or extend the term of any existing capital leases (other than any capital lease with respect to automobiles, weather systems and others in process entered into in the ordinary course of business and consistent with past practices) in excess of an aggregate of $500,000 (for the SHC Companies on a consolidated basis including the debt described in clause (i) above);

            (c) repurchase, redeem, or otherwise acquire or exchange, directly or indirectly, any shares, or any securities convertible into any shares, of the capital stock of any SHC Company, or declare or pay any dividend or make any other distribution in respect of any SHC Capital Stock other than the declaration of normal and mandatory accrued dividends on the SHC Senior Preferred Stock and the SHC Junior Preferred Stock;

            (d) issue, sell, pledge, encumber, authorize the issuance of, enter into any Contract to issue, sell, pledge, encumber, or authorize the issuance of, or otherwise permit to become outstanding, any additional shares of SHC Capital Stock or any other capital stock of any SHC Company, or any stock appreciation rights, or any option, warrant, conversion, or other Right to acquire any such stock, or any security convertible into any such stock (other than the issuance of SHC Class A Common Stock upon the exercise of any warrants therefor outstanding on the date hereof);

            (e) adjust, split, combine, or reclassify any capital stock of any SHC Company or issue or authorize the issuance of any other securities in respect of or in substitution for shares of SHC Capital Stock or sell, lease, mortgage, or otherwise dispose of or otherwise encumber any shares of capital stock of any Subsidiaries of SHC (unless any such shares of stock are sold or otherwise transferred to another SHC Company) or any assets other than in the ordinary course of business consistent with past practices for reasonable and adequate consideration;

            (f) acquire direct or indirect control over, or invest in equity securities of, any Person;

            (g) grant any increase in compensation or benefits to the employees or officers of any SHC Company except as required by Law or Contract or except such increases as are in the ordinary course of business consistent with past practices and consistent in all Material respects with the 2002 operating budget (or the 2003 operating budget if the Closing does not occur prior to January 1, 2003) of the SHC Companies; pay any bonus except pursuant to the provisions of any Contract or any applicable program or plan adopted prior to the date of this Agreement consistent in all Material respects with the 2002 operating budget (or the 2003 operating budget if the Closing does not occur prior to January 1, 2003) of the SHC Companies; enter into or amend any severance agreements with officers of any SHC Company; or grant any increase in fees or other increases in compensation or other benefits to directors of any SHC Company;

            (h) voluntarily accelerate the vesting of any stock options or other stock-based compensation or employee benefits;

            (i) except in the ordinary course of business and consistent with past practices or with respect to the renewal, amendment or extension of any collective bargaining agreement to which any of the SHC Companies is a party, enter into or amend any employment Contract between any SHC Company and any Person (unless such amendment is required by Law or Contract) that the SHC Company does not have the unconditional right to terminate without Liability (other than Liability for services already rendered), at any time on or after the Effective Time;

            (j) adopt any new employee benefit plan or program of any SHC Company or make any Material change in or to any existing employee benefit plans or programs of any SHC Company other than any such new plan or change that is required by Law or any collective bargaining agreement to which any of the SHC Companies is a party or that, in the opinion of counsel, is necessary or advisable to maintain the tax qualified status of any such plan;

            (k) make any significant change in any accounting methods, principles, or practices or systems of internal accounting controls, except as may be necessary to conform to changes in regulatory accounting requirements or GAAP;

            (l) commence or settle any Material Litigation other than in accordance with past practice or to the extent the same is covered by insurance; provided, however, that, except to the extent specifically reserved against in the SHC Financial Statements dated prior to the date of this Agreement, no SHC Company shall settle any Litigation involving any Liability of any SHC Company for Material money damages or imposing Material restrictions upon the operations of any SHC Company;

            (m) except in the ordinary course of business consistent with past practices, enter into or terminate any Material Contract or make any Material change in any Contract;

            (n) fail to promptly notify Gray of any inquiry, investigation, or proceeding related to any of the Stations that is initiated by the FCC;

            (o) fail to use all commercially reasonable efforts to promptly remedy any Material adverse change, condition or event that causes or is reasonably likely to cause any of the Stations to be or go off the air; or

            (p) request the Bankruptcy Court to take any action or to grant any approval to any action or matter that is in any way inconsistent with this Agreement.

Notwithstanding any of the foregoing provisions of this Section 7.2, prior to the Closing, control of the operation of the Stations shall remain exclusively with the SHC Companies. Additionally, none of the foregoing provisions of this
Section 7.2 shall limit or prohibit any of the SHC Companies from taking or omitting to take any actions or entering into any agreements or understandings with respect to the Designated Stations or in connection with the sale thereof pursuant to the terms and conditions of the Purchase Agreement; provided, however, that any such action or inaction does not have any adverse effect on SHC or any of the Stations after the Closing.

      7.3 ADVERSE CHANGES IN CONDITION. SHC agrees to give written notice promptly to Gray upon becoming aware of the occurrence or impending occurrence of any event or circumstance relating to it or any of its Subsidiaries that is reasonably likely to cause or constitute a Material breach of any of its representations, warranties, or covenants contained herein, or have a Material Adverse Effect and to use its reasonable efforts to prevent or promptly to remedy the same.

      7.4 REPORTS. SHC and its Subsidiaries shall file all reports required to be filed by it with Regulatory Authorities between the date of this Agreement and the Effective Time and SHC shall deliver to Gray copies of any of the reports filed by SHC listed on Schedule 7.4.

      7.5 RIGHT OF INSPECTION; ACCESS. SHC shall give to Gray and its designees, during normal working hours upon prior notice, reasonable access to all of their assets, Contracts, reports and other records of the SHC Companies and shall furnish to Gray and its designees all additional financial, legal and other information with respect to the SHC Companies and their respective assets and businesses that Gray may reasonably request and which are normally prepared in the ordinary course of business and consistent with past practice of any of the SHC Companies. SHC shall also allow and arrange for Gray and its designees reasonable access and opportunity, during normal business hours upon prior notice, to consult and meet with the executive officers, directors, attorneys and accountants of the SHC Companies, and with the consent of SHC, which consent shall not be withheld unreasonably, to consult and meet with the employees of the SHC Companies. SHC shall instruct such individuals to cooperate fully with Gray and its designees. Gray and its designees shall have the right to request copies of any of the records referred to above.

      7.6 PURCHASE AGREEMENT. Prior to the date of this Agreement, SHC has provided to Gray the form of the Purchase Agreement relating to the sale of the Designated Stations. SHC shall not amend or agree to amend the Purchase Agreement in a manner that, after the Effective Time, would be adverse to any of the SHC Companies, without Gray's consent, which consent shall not be withheld unreasonably.

      7.7   FCC MATTERS.

            (a) As promptly as practical following the date of this Agreement and in all events within ten (10) Business Days after the date of this Agreement, SHC and Gray shall prepare and file, and SHC and Gray shall cause their Subsidiaries to prepare and file, with the FCC all necessary applications for approval of the transactions contemplated in this Agreement. In connection therewith, Gray shall provide the information requested by the FCC and take actions reasonably necessary to enable the FCC to grant the applications within the time periods contemplated by this Agreement.

            (b) SHC and Gray further covenant that from the date hereof until the Effective Time, without the prior written consent of SHC or Gray, as the case may be, neither SHC nor Gray shall take any action, and SHC and Gray shall not permit their Subsidiaries to take any action, that could reasonably be likely to Materially adversely affect, or delay or interfere with, obtaining the FCC Order or complying with or satisfying the terms thereof, including without limitation, acquiring any new or increased attributable interest, as defined in the FCC rules, in any media property, which property could not be held (without the need for a waiver) in common control by SHC and Gray following the Effective Time.

            (c) The SHC Companies shall use commercially reasonable efforts to continue the construction and initiate operations of digital television facilities with respect to the Stations in accordance with the plan set forth in Schedule D hereto. SHC shall keep Gray reasonably informed of the progress of such construction and initiation and consult with Gray on a periodic basis with respect to the digital conversion matters referred to above.

      7.8 BANKRUPTCY COURT ACTIONS. All of the obligations of SHC under this Agreement are subject to the approval of the Bankruptcy Court. Within 30 days following the date of this Agreement, SHC shall file with the Bankruptcy Court
(i) a motion seeking entry of the Confirmation Order and (ii) a motion seeking approval of a disclosure statement with respect thereto, approval of procedures to solicit votes on the Plan of Reorganization, and scheduling a hearing on the confirmation of the Plan of Reorganization, which motion shall seek to schedule hearings on disclosure statement approval and Plan of Reorganization confirmation on the shortest time periods permitted by the Bankruptcy Court pursuant to the Federal Rules of Bankruptcy Procedure, Title 11, United States Code and the local rules of the Bankruptcy Court. SHC shall make available to Gray the form of orders, motions, Plan of Reorganization and disclosure statement referred to in this Section 7.8 intended to be submitted by SHC and shall afford Gray the reasonable opportunity to comment thereon prior to the filing thereof and each of the Plan of Reorganization and disclosure statement shall conform to the Plan Summary.

      7.9 AGREEMENT AS TO EFFORTS TO CONSUMMATE. Subject to the terms and conditions of this Agreement, each party agrees to use, and to cause its Subsidiaries to use, its reasonable efforts to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary, proper, or advisable under applicable Laws to consummate and make effective, as soon as practicable after the date of this Agreement (but no sooner than October 1, 2002), the transactions contemplated by this Agreement, including, without limitation, using its reasonable efforts to lift or rescind any Order adversely affecting its ability to consummate the transactions contemplated herein and to cause to be satisfied the conditions applicable to such party referred to in
Article 8 of this Agreement; provided, however, that nothing herein shall preclude either party from exercising its rights under this Agreement. Each party shall use, and shall cause each of its Subsidiaries to use, its reasonable efforts to obtain all Consents necessary or desirable for the consummation of the transactions contemplated by this Agreement.

      7.10  NOTICE OF MATERIAL DEVELOPMENTS AND CONFIDENTIALITY.

            (a) Prior to the Effective Time, (i) SHC shall keep Gray advised of all Material developments relevant to its business and to consummation of the transactions contemplated hereby and (ii) Gray shall keep SHC advised of all Material developments relevant to consummation of the transactions contemplated hereby.

            (b) Each party shall, and shall cause its advisers and agents to, maintain the confidentiality of all confidential information furnished to it by the other party concerning its and its

Subsidiaries' businesses, operations, and financial positions and shall not use such information for any purpose except in furtherance of the transactions contemplated by this Agreement. If this Agreement is terminated prior to the Effective Time, each party shall promptly return all documents and copies thereof, and all work papers containing confidential information received from the other party.

      7.11 PRESS RELEASES. Prior to the Effective Time, SHC and Gray shall consult with each other as to the form and substance of any press release or other public disclosure (other than Bankruptcy Court filings made by SHC) materially related to this Agreement or any other transaction contemplated hereby; provided, however, that nothing in this Section 7.11 shall be deemed to prohibit any party from making any disclosure which its counsel advises as necessary or advisable in order to satisfy such party's disclosure obligations imposed by Law or the rules of any relevant stock exchange.

      7.12 STATE TAKEOVER LAWS. SHC shall take all necessary steps to exempt the transactions contemplated by this Agreement from, or if necessary challenge the validity or applicability of, any applicable Takeover Laws.

      7.13  INTENTIONALLY OMITTED.

      7.14 HSR FILINGS. SHC and Gray shall, as promptly as practicable following the execution of this Agreement, and in all events within fifteen (15) days after the date of this Agreement, and in cooperation with each other, file with the Department of Justice and the Federal Trade Commission the premerger notification and report form and any other documents required under the Hart-Scott Act, and each shall use its commercially reasonable efforts to obtain earliest termination of all waiting periods under the Hart-Scott Act. Gray shall pay all the fees incident to the filings under the Hart-Scott Act.

      7.15 EXPENSES. Except as provided in the following sentence, regardless of whether the transactions contemplated by this Agreement are consummated, SHC shall be responsible for all expenses and fees incurred by the SHC Companies in connection with the transactions contemplated hereby and Gray shall be responsible for all expenses and costs incurred by it in connection with the transactions contemplated hereby. SHC and Gray shall each pay one-half of the processing fees incident to the filing of the transfer of control applications with the FCC.

      7.16  INDEMNIFICATION.

            (a) For a period of six years after the Effective Time, Gray shall indemnify, defend and hold harmless the present and former directors, officers, employees and agents of the SHC Companies (each, an "Indemnified Party") against all Liabilities arising out of actions or omissions arising out of the Indemnified Party's service or services as directors, officers, employees or agents of any of the SHC Companies or, at any of the SHC Companies' request, of another corporation, partnership, joint venture, trust or other enterprise occurring at or prior to the Effective Time (including the transactions contemplated by this Agreement) to the fullest extent permitted under Delaware Law, by the SHC Companies' Certificates of Incorporation and Bylaws and any indemnification agreements, in each case as in effect on the date hereof, including provisions relating to advances of expenses incurred in the defense of any Litigation and whether or not Gray is insured against any such matter.

            (b) Any Indemnified Party wishing to claim indemnification under paragraph (a) of this Section 7.16, upon learning of any such Liability or Litigation, shall promptly notify Gray thereof. In the event of any such Litigation (whether arising before or after the Effective Time and if, after the Effective Time, arising up to the sixth anniversary thereof), (i) Gray shall have the right to assume the defense thereof and Gray shall not be liable to such Indemnified Parties for any legal expenses of other counsel or any other expenses subsequently incurred by such Indemnified Parties in connection with the defense thereof, except that if Gray elects not to assume such defense or counsel for the Indemnified Parties advises that there are substantive issues that raise conflicts of interest between Gray and the Indemnified Parties, the Indemnified Parties may retain counsel satisfactory to them, and Gray shall pay all reasonable fees and expenses of such counsel for the Indemnified Parties promptly as statements therefor are received; provided, that Gray shall be obligated pursuant to this paragraph (b) to pay for only one firm of counsel for all Indemnified Parties in any jurisdiction; (ii) the Indemnified Parties will cooperate in the defense of any such Litigation; and (iii) Gray shall not be liable for any settlement effected without its prior written consent, which consent will not be withheld unreasonably; and provided further that Gray shall not have any obligation hereunder to any Indemnified Party when and if and to the extent a court of competent jurisdiction shall determine, and such determination shall have become final, that the indemnification of such Indemnified Party in the manner contemplated hereby is prohibited by applicable Law.

            (c) If Gray or any successors or assigns shall consolidate with or merge into any other Person and shall not be the continuing or surviving Person of such consolidation or merger or shall transfer all or substantially all of its assets to any Person, then and in each case, proper provision shall be made so that the successors and assigns of Gray shall assume the obligations set forth in this Section 7.16.

            (d) The provisions of this Section 7.16 are intended to be for the benefit of and shall be enforceable by, each Indemnified Party and their respective heirs and representatives.

      7.17 DESIGNATED STATIONS PURCHASE PRICE ALLOCATION. In connection with
Section 4.3 of the Purchase Agreement, SHC shall, and shall cause BBC and BLC to, deliver to Gray the Allocation Schedule (as defined therein) as promptly as possible after SHC's (or BBC's and BLC's) receipt of the Allocation Schedule. SHC shall, and shall cause BBC and BLC to, timely request and follow Gray's reasonable instructions with respect to the Allocation Schedule, any Objection Notice, any Benedek Allocation Schedule (as such terms are defined in the Purchase Agreement), and any independent appraisal with respect thereto.

      7.18 DELIVERY OF FINANCIAL STATEMENTS. SHC shall deliver to Gray (i) within twenty (20) days following the end of each month correct and complete copies of all unaudited monthly consolidated income statements of the SHC Companies for each month ending after the date of this Agreement and prior to the Closing Date in the format historically utilized internally by the SHC Companies and (ii) within forty-five (45) days following the end of each calendar quarter correct and complete copies of all unaudited quarterly consolidated balance sheets, income statements and statements of cash flows of the SHC Companies for each calendar quarter ending after the date of this Agreement and prior to the Closing Date in the format historically utilized internally by the SHC Companies. In addition, if the Closing has not yet occurred, SHC shall deliver to Gray within seventy (70) days following December 31, 2002 correct and complete copies of the audited consolidated balance sheet of the SHC Companies at December 31, 2002, and the audited consolidated statement of income and statement of cash flows of the SHC Companies for the year then ended.

      7.19 RESALE REGISTRATION STATEMENT FOR THE ESCROW SHARES; LIMITATIONS ON SUBSEQUENT TRANSFERS.

            (a) In the event of a termination of this Agreement and the delivery of the Escrow Shares as provided in Section 9.2(b) of this Agreement, Gray agrees to file with the SEC a registration statement (the "Registration Statement") under the Securities Act with respect to the resale or distribution of the Escrow Shares by SHC and/or an Affiliate of SHC within thirty (30) days after such termination. The registration provided by this Section 7.19 shall be effected by the filing of a registration statement on Form S-3 or, if such form is unavailable, Form S-1 or Form S-4, which shall provide for sales to be made on a continuous basis pursuant to Rule 415 under the Securities Act (or any similar rule that may be adopted by the SEC). Gray shall use its reasonable best efforts to cause such Registration Statement to become effective at the earliest practicable time. Gray agrees to keep the Registration Statement filed pursuant to this Section 7.19 continuously effective and current for a period to expire upon the earlier of (i) six (6) months following the effectiveness of the Registration Statement, or (ii) the date that all of the Escrow Shares covered by the Registration Statement have been sold or distributed thereunder. Gray also agrees that it will cause the Escrow Shares to be promptly listed with the New York Stock Exchange. In connection with the preparation of the Registration Statement, SHC agrees to provide any and all information regarding SHC and the resale or distribution of the Escrow Shares required to be included in the Registration Statement.

            (b) SHC agrees that during the Make Whole Period it will sell the Escrow Shares only in a manner designed to maximize the proceeds therefrom consistent with commercially reasonable trade execution practices.

            (c) SHC agrees that neither it nor any of its Affiliates will sell, distribute or otherwise transfer (or consent to any sale, distribution or transfer of), or enter into any agreement or commitment to undertake any of the foregoing, any of the Escrow Shares other than:

                (i)   pursuant to the Registration Statement; or

                (ii) in a manner exempt from registration, in which event it shall have delivered to Gray an opinion of counsel reasonably acceptable to Gray and its counsel that registration is not required under the Securities Act or under any applicable securities laws of any jurisdiction.

            (d) All expenses incident to Gray's performance of or compliance with this Section 7.19, including without limitation all registration and filling fees, fees for listing the securities on the New York Stock Exchange, fees and expenses of compliance with securities or blue sky laws, printing expenses, fees and disbursements of custodians and all independent certified public accountants, and other Persons retained by Gray, shall be borne by Gray. The expenses of SHC, including the cost of its legal counsel and brokerage and other transaction fees, shall be borne by SHC.

            (e) (i) Gray agrees to indemnify, to the extent permitted by Law, each Person selling or distributing securities under the Registration Statement, such Person's officers, directors, partners, agents and Affiliates and each other Person that controls such Person (within the meaning of the Securities
Act) against all losses, claims, damages, liabilities (or actions or proceedings, whether commenced or threatened, in respect thereof and whether or not such indemnified party is a party thereto) and expenses, including without limitation the reasonable fees, disbursements and other charges of legal counsel and reasonable costs of investigation, to which such indemnitee may become subject under the Securities Act or otherwise, insofar as losses are caused by
(x) any untrue or alleged untrue statement of material fact contained in the Registration Statement (or any prospectus included therein) or any amendment thereof or supplement thereto, (y) any omission or alleged omission of a material fact required to be stated therein or necessary to make the statements therein not misleading, or (z) any violation or alleged violation by Gray of the Securities Act or Exchange Act, any state securities Laws or any rules or regulations of the New York Stock Exchange, except in each case insofar as the same are caused by or contained in any information furnished in writing to Gray by such Person expressly for use therein or by such Person's failure to deliver a copy of the Registration Statement (or prospectus included therein) or any amendments or supplements thereto after Gray has furnished such Person with a sufficient number of copies of the same.

                  (ii) Each Person (including, without limitation, SHC) that is selling or distributing securities under the Registration Statement shall furnish to Gray in writing such information concerning such Person and the distribution of the Escrow Shares as Gray reasonably requests for use in connection with such Registration Statement and, to the extent permitted by Law, shall indemnify Gray, its directors and officers and each Person who controls Gray (within the meaning of the Securities Act) against any losses, claims, damages, liabilities and expenses resulting from (x) any untrue or alleged untrue statement of material fact contained in the Registration Statement (or any prospectus included therein) or any amendment thereof or supplement thereto, (y) any omission or alleged omission of a material fact required to be stated therein or necessary to make the statements therein not misleading, or (z) any violation or alleged violation by Gray of the Securities Act or Exchange Act, but only to the extent that such untrue statement, omission or violation is contained in or directly results from any information so furnished in writing by such Person; provided, however, that the obligation to indemnify shall be individual, not joint and several, for each such Person and shall be limited to the net amount of proceeds received by such Person from the sale or distribution of securities pursuant to such Registration Statement.

                  (iii) The indemnification provided for under this Section 7.19(e) shall remain in full force and effect regardless of any investigation made by or on behalf of the indemnified party or any officer, director or controlling Person of such indemnified party and shall survive the transfer of the Escrow Shares. Gray also agrees to make such provisions, as are reasonably requested by any indemnified party, for contribution to such party in the event Gray's indemnification is unavailable for any reason such that such provisions provide the same obligations and benefits to the indemnified party as those which would have been applicable had the indemnification provisions set forth above had been available.

            (f) If the indemnification provided for in Section 7.19(e) shall for any reason be unavailable to an indemnified party under subsection (i) or
(ii) of Section 7.19(e) in respect of any loss or action in respect thereof, then, in lieu of the amount paid or payable under subsection (i) or (ii) of
Section 7.19(e), the indemnified party and the indemnifying party under subsection (i) or (ii) of Section 7.19(e) shall contribute to the aggregate losses (including legal or other expenses reasonably incurred in connection with investigating the same except as limited by Section 7.19(e)) (i) in such proportion as is appropriate to reflect the relative fault of SHC, on the one hand, and Gray, on the other hand, which resulted in such loss or action in respect thereof, with respect to the statements, omissions or action which resulted in such loss or action in respect thereof, as well as any other relevant equitable considerations, or (ii) if the allocation provided by clause
(i) above is not permitted by applicable Law, in such proportion as shall be appropriate to reflect the relative benefits received by SHC, on the one hand, and Gray, on the other hand, from the sale of the Escrow Shares; provided, however, that, for purposes of this clause (ii), the relative benefits received by SHC shall be deemed not to exceed the net amount received by SHC from the sale of the Escrow Shares. No Person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) shall be entitled to contribution from any

Person who was not guilty of such fraudulent misrepresentation. In addition, no Person shall be obligated to contribute hereunder any amounts in payment for any settlement of any action or loss effected without such Person's consent.

            (g) SHC agrees and acknowledges that the certificates representing the Escrow Shares, and any other securities issued in respect thereto or any other securities not registered under the Securities Act, shall be stamped or otherwise imprinted with restrictive legends in customary form. Any such legends shall be removed upon the sale of the Escrow Shares pursuant to the Registration Statement or an exemption from registration under the Securities Act.

            (h) The Registration Statement shall not be deemed to be effective:

                  (i) unless it has been declared effective by the SEC and remains effective in compliance with the provisions of the Securities Act and the Laws of any state or other jurisdiction applicable to the disposition of the Escrow Shares covered by the Registration Statement until such time as all of such Escrow Shares have been disposed of in accordance with such Registration Statement.

                  (ii) if, after it has become effective, such Registration Statement is interfered with by any stop order, injunction or other order or requirement of the SEC or other Regulatory Authority for any reason other than a violation of applicable Law solely by SHC and/or an Affiliate of SHC and has not thereafter become effective.

            (i)   Gray shall, as expeditiously as possible:

                  (i) prepare and file with the SEC such amendments and supplements to the Registration Statement and the prospectus used in connection therewith as may be necessary to keep the Registration Statement effective and to comply with the provisions of the Securities Act and the Exchange Act with respect to the disposition of all Escrow Shares covered by the Registration Statement until such time as all of the Escrow Shares have been disposed of in accordance with the method of disposition set forth in the Registration Statement;

                  (ii) furnish to SHC and/or an Affiliate of SHC covered by the Registration Statement such number of copies of such drafts and final conformed versions of the Registration Statement and of each such amendment and supplement thereto (in each case including all exhibits and any documents incorporated by reference), such number of copies of such drafts and final versions of the prospectus contained in the Registration Statement (including each preliminary prospectus and any summary prospectus) and any other prospectus filed under Rule 424 under the Securities Act, in conformity with the requirements of the Securities Act, and such other documents, as SHC and/or an Affiliate of SHC may reasonably request in writing;

                  (iii) use its reasonable best efforts (A) to register or qualify all Escrow Shares and other securities covered by the Registration Statement under such other securities or blue sky laws of such states or other jurisdictions of the United States of America as SHC and/or an Affiliate of SHC covered by the Registration Statement shall reasonably request in writing, (B) to keep such registration or qualification in effect for so long as the Registration Statement remains in effect and (C) to take any other action that may be reasonably necessary or advisable to enable SHC and/or an Affiliate of SHC to consummate the disposition in such U.S. jurisdictions as SHC shall reasonably request, except that Gray shall not for any such purpose be required to qualify generally to do business as a foreign corporation in any jurisdiction wherein it would not but for the requirements of this subsection (iii) be obligated to be so qualified, to subject itself to taxation in such jurisdiction or to consent to general service of process in any such jurisdiction;

                  (iv) notify SHC upon discovery that, or upon the happening of any event as a result of which, the prospectus included in such Registration Statement, as then in effect, includes an untrue statement of a material fact or omits to state any material fact required to be stated therein or necessary to make the statements therein not misleading in the light of the circumstances under which they were made, and promptly prepare and furnish to SHC a reasonable number of copies of a supplement to or an amendment of such prospectus as may be necessary so that, as thereafter delivered to the purchasers of the Escrow Shares, such prospectus, as supplemented or amended, shall not include an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein not misleading in the light of the circumstance under which they were made; and

                  (v) enter into such customary agreements and take such other actions as SHC shall reasonably request in order to expedite or facilitate the disposition of such Escrow Shares.

            (j) In connection with the preparation and filing of the Registration Statement under the Securities Act pursuant to this Agreement, Gray shall give SHC, its counsel and accountants the reasonable opportunity to participate in the preparation of the Registration Statement, each prospectus included therein, or filed with the SEC, and each amendment thereof or supplement thereto, and shall give each of them reasonable access to its books and records and such reasonable opportunities to discuss the business of Gray with its officers and the independent public accountants who have certified its financial statements as shall be necessary, in the reasonable opinion of SHC, to conduct a reasonable investigation within the meaning of the Securities Act.


                                    ARTICLE 8
               CONDITIONS PRECEDENT TO OBLIGATIONS TO CONSUMMATE

      8.1 CONDITIONS TO OBLIGATIONS OF EACH PARTY. The respective obligations of each party to perform this Agreement and consummate the Merger and the other transactions contemplated hereby are subject to the satisfaction of the following conditions, unless waived by the parties pursuant to Section 11.3 of this Agreement to the extent permitted by Law:

            (a) Bankruptcy Court Approval. The Bankruptcy Court shall have approved the Confirmation Order and the Confirmation Order shall have become a Final Bankruptcy Court Order.

            (b)  Regulatory Approvals.

                  (i) The FCC shall have issued the FCC Order, without any condition or qualification materially adverse to Gray, SHC or their respective Subsidiaries, or materially adverse to the acquisition of control of SHC and its Subsidiaries by Gray as provided in this Agreement.

                  (ii) All waiting periods applicable to this Agreement and the transactions contemplated hereby under the Hart-Scott Act shall have expired or been terminated.

            (c) Legal Proceedings. No Order shall be in effect to enjoin, restrain or prohibit the consummation of the transactions contemplated by this Agreement and no action or proceeding shall have been instituted by any Regulatory Authority seeking any such Order which Order would reasonably be expected to have a Material Adverse Effect.

            (d) Designated Stations. The transactions contemplated by the Purchase Agreement shall have been consummated unless the failure to consummate such transactions is the result of either the wrongful refusal of the Purchaser to consummate such transactions or the election by the Purchaser not to consummate such transactions by reason of the failure of BBC to satisfy the conditions set forth in Sections 13.1.1 or 13.1.2 of the Purchase Agreement. In the event the transactions contemplated by the Purchase Agreement shall not have been consummated as a result of FCC action or inaction, each of Gray and SHC agree to use commercially reasonable efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things reasonably necessary, proper or advisable under applicable Laws to consummate and make effective the transactions contemplated by this Agreement and the Purchase Agreement at the earliest practicable date.

      8.2 CONDITIONS TO OBLIGATIONS OF GRAY. The obligations of Gray to perform this Agreement and consummate the Merger and the other transactions contemplated hereby are subject to the satisfaction of the following conditions, unless waived by Gray pursuant to Section 11.3 of this Agreement:

            (a) Representations and Warranties. The representations and warranties made by SHC set forth in this Agreement shall be correct and complete at the Effective Time with the same force and effect as if such representations and warranties had been made on and as of the Effective Time (except that representations and warranties that by their terms are made as of a specified date shall be correct and complete only as of such date) except for representations and warranties the inaccuracies of which relate to matters that are not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on SHC; provided, however, that for purposes of this sentence only, those representations and warranties that are qualified by references to "Material" or "Material Adverse Effect" or variations of such terms shall not be deemed to include such qualifications.

            (b) Performance of Agreements and Covenants. Each and all of the agreements and covenants of each of the SHC Companies to be performed and complied with pursuant to this Agreement and the Other Agreements provided for herein prior to the Effective Time shall have been duly performed and complied with in all Material respects.

            (c) Certificates. SHC shall have delivered to Gray (i) a certificate or certificates dated as of the Closing Date certifying as to the fulfillment of the conditions contained in Sections 8.2(a) and 8.2(b) of this Agreement and (ii) certified copies of resolutions duly adopted by the Board of Directors of SHC authorizing the execution, delivery and performance of this Agreement, and the consummation of the transactions provided for herein.

            (d) Opinion of Counsel. Gray shall have received a written opinion of Covington & Burling, FCC counsel to SHC, dated as of the Closing Date and substantially in the form of Exhibit 8.2(d).

            (e)  Return of LC. SHC shall have returned the LC to Gray.

            (f) FCC Order. The FCC Order shall have become a Final FCC Order. For purposes of this Agreement: "Final FCC Order" means an FCC Order (a) which has not been vacated, reversed, stayed, set aside, annulled or suspended, (b) with respect to which no appeal, request for stay, or petition for rehearing, reconsideration or review by any Person or by the FCC on its motion, is pending, and (c) as to which the time for filing any such appeal, request, petition, or similar document or the time for reconsideration or review by the FCC on its own motion under the express provisions of the Communications Act, has expired (or if any such appeal, request, petition or similar document has been filed, the FCC Order has been upheld in a proceeding pursuant thereto and no additional review or reconsideration may be sought).

            (g) Network Consents. SHC shall have obtained and delivered to Gray the written consents (or waivers with respect thereto) required by any of the network affiliation agreements listed on Schedule 8.2(g) as a result of the execution, delivery or performance of this Agreement or the consummation of the transactions contemplated hereby, without any Material modification to the terms thereof in effect on the date of this Agreement.

            (h) Litigation. No Litigation pending or threatened involving any of the SHC Companies (whether or not disclosed in the Schedules), if adversely determined, individually or in the aggregate would have, or be reasonably expected to have, a Material Adverse Effect on the SHC Companies or their respective businesses or assets.

      8.3 CONDITIONS TO OBLIGATIONS OF SHC. The obligations of SHC to perform this Agreement and consummate the Merger and the other transactions contemplated hereby are subject to the satisfaction of the following conditions, unless waived by SHC pursuant to Section 11.3 of this Agreement:

            (a) Representations and Warranties. Except as provided in the following sentence, the representations and warranties made by Gray and Merger Corp. set forth in this Agreement shall be correct and complete at the Effective Time with the same force and effect as if such representations and warranties had been made on and as of the Effective Time (except that representations and warranties that by their terms are made as of some specified date shall be correct and complete only as of such date) except for representations and warranties the inaccuracies of which relate to matters that are not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on Gray or Merger Corp.; provided, however, that for purposes of this sentence only, those representations and warranties which are qualified by references to "Material" or "Material Adverse Effect" or variations of such terms shall not be deemed to include such qualifications. The foregoing sentence shall not in any manner whatsoever apply to any inaccuracy in the representations and warranties contained in Section 6.8 of this Agreement as a result of any application for review or petition for reconsideration of, or appeal from, the FCC Order.

            (b) Performance of Agreements and Covenants. Each and all of the agreements and covenants of Gray and Merger Corp. to be performed and complied with pursuant to this Agreement and the Other Agreements provided for herein prior to the Effective Time shall have been duly performed and complied with in all Material respects.

            (c) Certificates. Gray and Merger Corp. shall each have delivered to SHC (i) a certificate or certificates dated as of the Closing Date certifying as to the fulfillment of the conditions contained in Sections 8.3(a) and 8.3(b) of this Agreement and (ii) certified copies of resolutions duly adopted by the Boards of Directors of Gray and Merger Corp. authorizing the execution, delivery and performance of this Agreement, and the consummation of the transactions provided for herein.


                                    ARTICLE 9
                                   TERMINATION

      9.1 TERMINATION. Notwithstanding any other provision of this Agreement, and notwithstanding the approval of this Agreement by the Bankruptcy Court, this Agreement may be terminated and the Merger abandoned at any time prior to the Effective Time:

            (a)  By mutual consent of Gray and SHC; or

            (b) By Gray or SHC (provided that the terminating party is not then in Material breach of any representation or warranty contained in this Agreement or in Material breach of any covenant or other agreement contained in this Agreement) in the event of the inaccuracy of any representation or warranty of the non-terminating party contained in this Agreement which (i) would reasonably be expected to have or result in a Material Adverse Effect on the non-terminating party and (ii) cannot be or has not been cured within thirty
(30) days after the giving of written notice to the non-terminating party of such inaccuracy, which written notice shall describe in reasonable detail the Material breach giving rise to the right to terminate this Agreement; or

            (c) By Gray or SHC (provided that the terminating party is not then in Material breach of any representation or warranty contained in this Agreement or in Material breach of any covenant or other agreement contained in this Agreement) in the event of a Material breach by the non-terminating party of any covenant or agreement contained in this Agreement that cannot be or has not been cured within thirty (30) days after the giving of written notice to the non-terminating party of such breach, which written notice shall describe in reasonable detail the Material breach giving rise to the right to terminate this Agreement; provided, however, that Gray shall have no right of cure with respect to any breach of its obligation to pay the Merger Consideration or the Junior Preferred Stock Merger Consideration; or

            (d) By Gray or SHC in the event that the Merger shall not have been consummated by March 31, 2003 (or such later date up to one hundred twenty
(120) days thereafter to which the Effective Time may be delayed by Gray pursuant to Section 1.3), in each case only if the failure to consummate the transactions contemplated hereby on or before such date is not caused by any Material breach of this Agreement by the party electing to terminate pursuant to this Section 9.1(d); provided, however, that for purposes of this Section 9.1(d), the March 31, 2003 termination date specified herein shall be automatically extended by one day for each day that the Closing has not occurred as a result of the failure of the condition contained in Section 8.1(d); or

            (e) By Gray or SHC if it is reasonably anticipated that any of the conditions precedent to the obligations of such party to consummate the Merger (other than the condition precedent set forth in Section 8.1(d)) cannot be satisfied or fulfilled by the date specified in Section 9.1(d) of this Agreement and such failure was not the fault of the terminating party.

      9.2   EFFECT OF TERMINATION.

            (a)  In the event of the termination of this Agreement pursuant to
Section 9.1 of this Agreement, this Agreement shall become void and have no effect, except that (i) the provisions of this Section 9.2, Article 11 and Sections 1.5, 7.10(b), 7.15 and 7.19 of this Agreement shall survive any such termination, and (ii) subject to the provisions of Section 9.2(b), a termination pursuant to Section 9.1(b), 9.1(c) or 9.1(e) of this Agreement shall not relieve the breaching party from Liability for an uncured breach of a representation, warranty, covenant, or agreement giving rise to such termination.

            (b)

                  (i) If the non-occurrence of Closing is the result of a Material Default by Gray of any of its representations or warranties or any of its covenants or agreements hereunder, and SHC has not Materially Defaulted on any of its representations or warranties or any of its covenants or agreements hereunder, then (A) SHC may draw on the LC and (B) SHC shall instruct the Escrow Agent to deliver to SHC the Escrow Shares pursuant to the Share Escrow Agreement. The aggregate proceeds of the drawing on the LC and the Escrow Shares shall total twenty five million dollars ($25,000,000) (the "Default Payment"); provided, however, that Gray shall have the option, in its sole discretion, of replacing some or all of the Escrow Shares with a cash payment, so long as any such cash payment is a whole number multiple of $500,000, by providing timely notice in accordance with the Escrow Agreement.


                  (ii) In the event the Escrow Shares are paid to SHC pursuant to the Share Escrow Agreement and:

                        (A) in compliance with Section 7.19, SHC sells any of the Escrow Shares within six (6) months of the initial date of effectiveness of the Registration Statement (provided that if it does not remain continuously effective throughout such six (6) month period, such six (6) month period shall be extended by the number of days on which the Registration Statement is not effective) (the "Make Whole Period") and the average price per share of all such sales during such Make Whole Period (the "Average Escrow Share Sales Price") is less than the Average Price, Gray shall pay to SHC an amount equal to (i) the difference between the Average Price and the Average Escrow Share Sales Price multiplied by (ii) the number of Escrow Shares sold during such Make Whole Period; or

                        (B) SHC sells any of the Escrow Shares within the Make Whole Period and the Average Escrow Share Sales Price is greater than the Average Price, SHC shall pay to Gray an amount equal to (i) the difference between the Average Escrow Share Sales Price and the Average Price multiplied by (ii) the number of Escrow Shares sold during such Make Whole Period.

            To the extent that any Escrow Shares remain unsold following the Make Whole Period and the average closing price of Gray Class B Common Stock on the New York Stock Exchange (or the principal national exchange on which such Common Stock is then listed) for the five (5) trading days ending on the last day of the Make Whole Period is greater than the Average Price, SHC shall pay to Gray the difference between such average and the Average Price multiplied by the number of unsold shares.

            Any payment to be made pursuant to this Section 9.2(b)(ii) shall be made one time and within three (3) Business Days after the earlier of (1)
      (I) the expiration of the six (6) month period referenced above and (II) receipt of a notice regarding any monies owed and (2) (I) the date on which all Escrow Shares are sold and (II) receipt of a notice regarding any monies owed. Any payment to be made by any party pursuant to this
      Section 9.2(b)(ii) shall be made in immediately available United States funds.

                  (iii) The Default Payment to be made to SHC pursuant to this
      Section 9.2(b) shall be deemed to be liquidated damages paid to compensate SHC for the damages resulting to SHC from Gray's default, if, and only if, Gray Materially complies with Section 7.19 and this Section 9.2. The parties agree that actual damages pursuant to a breach of this Agreement prior to the Effective Time would be impossible to measure. Receipt of the Default Payment shall be the sole and exclusive remedy that SHC shall have in the event of such default and shall constitute a waiver of any and all other legal or equitable rights or remedies that SHC may otherwise have as a result of a default by Gray. In consideration of the receipt of the Default Payment as liquidated damages, SHC may not obtain any further legal or equitable relief, including specific performance, to which it may otherwise have been entitled and Gray shall have no further Liability to SHC as a result of any such default.

                  (iv) If the Closing does not occur due to the nonfulfillment of any of the conditions in Sections 8.1 or 8.2, without Gray being in Material Default in the performance of any of its representations or warranties or any of its covenants or agreements under this Agreement, SHC shall not be entitled to the LC or the Escrow Shares and, promptly after the termination of this Agreement, the LC and the Escrow Shares shall be returned to Gray.


                                   ARTICLE 10
                                   DEFINITIONS

      (a) The terms set forth below shall have the meaning ascribed thereto in the referenced sections:

 TERM                                                                     SECTION
Average Escrow Share Sales Price..................................    9.2(b)(ii)(A)
Bankruptcy Code...................................................         Preamble
BBC...............................................................         Preamble
BLC...............................................................         Preamble
Closing...........................................................              1.2
Closing Date......................................................              1.2
Current Stations..................................................         Preamble
Default Payment...................................................           9.2(b)
Designated Stations...............................................         Preamble
Effective Time....................................................              1.3
ERISA Affiliate...................................................          5.20(a)
ERISA Pension Plan................................................          5.20(g)
Escrow Shares.....................................................              1.5
Estimated Working Capital Adjustment..............................           3.5(a)
Exchange Fund.....................................................           4.1(a)
Final Working Capital Statement...................................           3.5(b)

 TERM                                                                     SECTION
FASB 5............................................................          5.19(d)
Gray..............................................................     Introduction
Indemnified Party                                                           7.16(a)
Junior Preferred Stock Merger Consideration.......................           3.1(d)
LC................................................................              1.5
Make Whole Period.................................................    9.2(b)(ii)(A)
Merger............................................................         Preamble
Merger Consideration..............................................           3.1(c)
Merger Corp.......................................................     Introduction
Minute Books......................................................           5.1(b)
Neutral Auditors..................................................           3.5(c)
Per Share Junior Preferred Stock Merger Consideration.............           3.1(d)
Per Share Merger Consideration....................................           3.1(c)
Plan of Reorganization............................................         Preamble
Plan Summary......................................................         Preamble
Preliminary Working Capital Statement.............................           3.5(a)
Purchase Agreement................................................         Preamble
Purchaser.........................................................         Preamble
Registration Statement............................................          7.21(a)
SHC...............................................................     Introduction
Stations..........................................................         Preamble
Surviving Corporation.............................................              1.1
WARN Act..........................................................             5.23

      (b) The following terms (in their singular and plural forms as appropriate) as used in this Agreement shall have the meanings set forth below unless the context requires otherwise:

            "ACCOUNTS RECEIVABLE" means, as of any applicable date, all accounts receivable, notes receivable, and other monies due to SHC or any of its Subsidiaries for sales and deliveries of goods, performance of services and other business transactions (whether or not on the books of SHC or any of its Subsidiaries).

            "AFFILIATE" of a Person means: (i) any Person directly, or indirectly through one or more intermediaries, controlling, controlled by or under common control with such Person, (ii) any executive officer, director or partner or direct or indirect beneficial or legal owner of any ten percent (10%) or greater equity or voting interest of such Person; or
      (iii) any entity for which a Person described in (ii) above acts in any such capacity.

            "AGREEMENT" means this Agreement (including the Preamble), including the Exhibits and Schedules delivered pursuant hereto or referred to herein, each of which is incorporated herein by reference.

            "AVERAGE PRICE" means the average of the trading prices of Gray Class B Common Stock as reported on the New York Stock Exchange (as reported by The Wall Street Journal or, if not reported thereby, another authoritative source selected by Gray) for the twenty (20) consecutive full trading days in which such shares are traded on the New York Stock Exchange ending at the close of trading on the second full trading day immediately preceding the date of this Agreement. If the price of Gray Class B Common Stock is adjusted at any time following the first (1st) day of such period and prior to the date of this Agreement as a result of an action by Gray resulting in a share split, reverse share split, share dividend or similar recapitalization, then all prices preceding such adjustment shall themselves be adjusted so as to be comparable with those following such adjustment.

            "BALANCE SHEET" means the consolidated audited balance sheet of SHC and its Subsidiaries as of December 31, 2001 and included in the SHC Financial Statements.

            "BANKRUPTCY CASE" means the voluntary petition for relief filed by SHC under chapter 11 of title 11 of the United States Code in the Bankruptcy Court on March 22, 2002, Case No. 02-10822.

            "BANKRUPTCY COURT" means the United States Bankruptcy Court for the District of Delaware.

            "BBC LOAN AGREEMENT" means the Loan Agreement dated as of May 20, 1999, as amended as of June 18, 1999 and as of March 22, 2000 by and among SHC, Benedek Broadcasting Corporation, the Financial Institutions Signatory Thereto and Toronto Dominion (Texas), Inc. as Administrative Agent and Collateral Agent.

            "BUSINESS DAY" means a day other than a Saturday, a Sunday, a day on which banking institutions in the States of Georgia or New York are authorized or obligated by law or required by executive order to be closed, or a day on which the New York Stock Exchange is closed.

            "CODE" means the Internal Revenue Code of 1986, as amended, and the rules and regulations promulgated thereunder.

            "COMMUNICATIONS ACT" means the Communications Act of 1934, as amended, and the rules, regulations, and orders of the FCC promulgated thereunder.

            "COMPUTER SOFTWARE" means all computer programs, materials, tapes, source and object codes (other than off the shelf and "shrink wrapped" programs and software) as well as all documentation and listings related thereto used in the respective businesses of the SHC Companies.

            "CONFIRMATION ORDER" means the order of the Bankruptcy Court confirming the Plan of Reorganization pursuant to Section 1129 of the Bankruptcy Code.

            "CONSENT" means any consent, approval, authorization, clearance, exemption, waiver, or similar affirmation by any Person pursuant to any Contract, Law, Order or License.

            "CONTRACT" means any written or oral contract, agreement, understanding, lease, usufruct, plan, instrument, commitment, restriction, arrangement, obligation, undertaking, practice or authorization of any kind or character or other document, in each case to which any Person is a party or that is binding on any Person or its securities, assets or business.

            "DATABASES" means databases in all forms, versions and media as well as all documentation and listings therefor used by the SHC Companies, other than Licenses.

            "DEFAULT" means (1) a breach of, default under, or misrepresentation in or with respect to any Contract or License, (2) the occurrence of an event that with the passage of time or the giving of notice or both would constitute a breach of, default under, or misrepresentation in any Contract or License, or (3) the occurrence of an event that with or without the passage of time or the giving of notice or both would give rise to a right of any Person to exercise any remedy or obtain any relief under, terminate or revoke, suspend, cancel, or modify or change the current terms of, or renegotiate, or to accelerate the maturity or performance of, or to increase or impose any Liability under, any Contract, Law, Order or License.

            "DESIGNATED STATIONS" means those Stations listed on Schedule C.

            "DGCL" means the General Corporation Law of the State of Delaware.

            "DISCOUNT NOTES" means the 13-1/4% Senior Subordinated Discount Notes Due 2006 issued by SHC.

            "DTV" means digital television.

            "DTV EXPENDITURES" means the aggregate amount incurred by the SHC Companies with respect to the DTV conversion of the Stations through the Effective Time, such amount to be determined in accordance with a certificate signed by both the Treasurer and the Senior Vice President-Planning and Technology of SHC to be delivered by SHC at the Effective Time.

            "DTV NEGATIVE ADJUSTMENT" means the amount, if any, by which the DTV Expenditures are less than the DTV Target. If the DTV Expenditures are greater than the DTV Target, then the DTV Negative Adjustment shall be zero.

            "DTV POSITIVE ADJUSTMENT" means the amount, if any, by which the DTV Expenditures are greater than the DTV Target. If the DTV Expenditures are less than the DTV Target, then the DTV Positive Adjustment shall be zero.

            "DTV TARGET" means the amount, as of the Effective Time, that the SHC Companies would have spent on the DTV conversion of the Stations had SHC made such expenditures in accordance with the DTV budget set forth on Schedule D, such amount to be determined in accordance with such Schedule D.

            "EMPLOYEE BENEFIT PLAN" means collectively, each Material pension, retirement, profit-sharing, deferred compensation, stock option, employee stock ownership, severance pay, vacation, bonus or other incentive plan, any other written or unwritten employee program, arrangement, agreement or understanding, whether arrived at through collective bargaining or otherwise, any medical, vision, dental or other health plan, any life insurance plan, or any other employee benefit plan or fringe benefit plan, including, without limitation, any "employee benefit plan," as that term is defined in Section 3(3) of ERISA currently or previously adopted, maintained by, sponsored in whole or in part by, or contributed to by SHC or any SHC Subsidiary or ERISA Affiliate thereof or under which SHC or any SHC Subsidiary or any ERISA Affiliate thereof has any Material Liability for the benefit of employees, retirees, dependents, spouses, directors, independent contractors, or other beneficiaries and under which employees, retirees, dependents, spouses, directors, independent contractors or other beneficiaries are eligible to participate. "Employee Benefit Plans" also means any Material plans, programs, agreements, arrangements or understandings previously maintained by, sponsored in whole or in part by, or contributed to by SHC, or any SHC Subsidiary or ERISA Affiliate thereof that could result in a Material Liability to SHC, including but not limited to, any plan covered by or subject to Title IV of ERISA. Employee Benefit Plans include (but are not limited to) "employee benefit plans" as defined in Section 3(3) of ERISA and any other Material plan, fund, policy, program, practice, custom, understanding or arrangement providing compensation or other benefits to any current or former officer or employee or director or independent contractor of SHC, or any SHC Subsidiary, or any dependent or beneficiary thereof, maintained by SHC, or any SHC Subsidiary or under which SHC, or any SHC Subsidiary has any obligation or Material Liability, whether or not they are or are intended to be (i) covered or qualified under the Code, ERISA or any other applicable Law, (ii) written or oral, (iii) funded or unfunded, (iv) actual or contingent, or (v) generally available to any or all employees (or former employees) of SHC, or any SHC Subsidiary (or their beneficiaries or dependents), including, without limitation, all incentive, bonus, deferred compensation, flexible spending accounts, cafeteria plans, vacation, holiday, medical, disability, share purchase or other similar plans, policies, programs, practices or arrangements.

            "ENVIRONMENTAL LAWS" means all applicable Laws, now or hereafter in effect, imposing liability, establishing standards of conduct or otherwise relating to pollution or protection of the environment (including, without limitation, natural resources, surface water, groundwater, soils, and ambient air), human health and safety, land use matters or the presence, use, generation, treatment, storage, disposal, Release or threatened Release, transport or handling of Hazardous Substances, including, but not limited to, the Comprehensive Environmental Response, Compensation and Liability Act (42 U.S.C. Section 9601, et seq.), the Hazardous Materials Transportation Act (49 U.S.C. Section 1801, et seq.), the Resource Conservation and Recovery Act (42 U.S.C. Section 6901, et seq.), the Federal Clean Water Act (33 U.S.C. Section 1251 et seq.), the Clean Air Act (42 U.S.C. Section 7401 et seq.), the Toxic Substances Control Act (15 U.S.C. Section 2601 et seq.), the Occupational Safety and Health Act (29 U.S.C. Section 651 et seq.), the Oil Pollution Act of 1990 (33 U.S.C.
      Section 2701 et seq.), and the Safe Drinking Water Act (42 U.S.C. Section 300 et seq.).

            "ERISA" means Employee Retirement Income Security Act of 1974, as amended.

            "ERISA PLAN" means any Employee Benefit Plan which is an "employee pension benefit plan," as that term is defined in Section 3(2) of ERISA, or an "employee welfare benefit plan" as that term is defined in Section 3(1) of ERISA.

            "ESCROW AGENT" means SunTrust Bank, as escrow agent under the Share Escrow Agreement.

            "EXCHANGE ACT" means the Securities Exchange Act of 1934, as amended.

            "EXCHANGE AGENT" means The Bank of New York acting as exchange agent hereunder.

            "FCC" means the Federal Communications Commission.

            "FCC LICENSES" means all licenses, permits, and authorizations issued by the FCC for the operation of the Stations as currently operated.

            "FCC ORDER" means the grant of the applications filed pursuant to
      Section 7.7(a) of this Agreement, signifying the approval of the FCC to all necessary transactions contemplated herein.

            "FINAL BANKRUPTCY COURT ORDER" means an order or judgment of the Bankruptcy Court, or other court of competent jurisdiction with respect to the subject matter, which has not been reversed, stayed, modified or amended, and as to which the time to appeal or seek certiorari has expired and no appeal or petition for certiorari has been timely taken, or as to which any appeal that has been taken or any petition for certiorari that has been or may be filed has been resolved by the highest court to which the order or judgment was appealed or from which certiorari was sought.

            "GAAP" means generally accepted accounting principles consistently applied.

            "GRAY CLASS A COMMON STOCK" means the no par value Class A Common Stock of Gray.

            "GRAY CLASS B COMMON STOCK" means the no par value Class B Common Stock of Gray.

            "GRAY COMPANIES" means, collectively, Gray and all of Gray's Subsidiaries.

            "HART-SCOTT ACT" means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, 15 U.S.C.A. Section 18(a), as amended, and all Laws promulgated thereunder.

            "HAZARDOUS SUBSTANCES" means (a) any substance, material, element, compound, waste or chemical, whether solid, liquid or gaseous which is defined, listed or otherwise classified or regulated in any way as a "contaminant," "pollutant," "toxic pollutant," "toxic substance," "hazardous substance," "hazardous waste," "special waste," or "solid waste" under any Environmental Laws; (b) petroleum and its refined products; (c) polychlorinated biphenyls; (d) any substance exhibiting a hazardous waste characteristic as defined by any Environmental Laws, including, without limitation, corrosivity, ignitability, toxicity or reactivity as well as any radioactive or explosive materials; (e) radon; and (f) any raw materials, building components (including, without limitation, friable asbestos-containing materials) and manufactured products containing hazardous substances listed or classified as such under Environmental Laws.

            "IMPROVEMENTS" means all buildings, structures, fixtures and other improvements included in the Real Property.

            "INTELLECTUAL PROPERTY" means (i) patents and pending patent applications together with any and all continuations, divisions, reissues, extensions and renewals thereof, (ii) trade secrets, know-how, inventions, formulae and processes, whether trade secrets or not, (iii) trade names, trademarks, service marks, logos, assumed names, brand names and all registrations and applications therefor together with the goodwill of the business symbolized thereby, (iv) copyrights and any registrations and applications therefor, (v) technology rights and licenses, and (vi) all other intellectual property owned by, registered in the name of, or used in the business of a Person or in which a Person or its business has any interest.

            "IRS" means the Internal Revenue Service of the United States of America.

            "KNOWLEDGE" or "KNOWN" with respect to SHC means the actual personal knowledge of the following individuals: K. James Yager, A. Richard Benedek, Louis Wall, Christopher Cornelius, Clyde Payne, Keith Bland and Mary Flodin, after reasonable due inquiry and all facts that any of the foregoing individuals reasonably should have known after due inquiry.

            "LAW" means any code, law, ordinance, regulation, rule, or statute of any Regulatory Authority.

            "LIABILITY" means any direct or indirect, primary or secondary, liability, indebtedness, obligation, penalty, expense (including, without limitation, costs of investigation, collection and defense), claim, deficiency, guaranty or endorsement of or by any Person (other than endorsements of notes, bills and checks presented to banks for collection or deposit in the ordinary course of business) of any type, whether accrued, absolute, contingent, liquidated, unliquidated, matured, unmatured or otherwise.

            "LICENSE" means any license, franchise, permit, easement, right, certificate, authorization, approval or filing to which any Person is a party or that is or may be binding on any Person or its securities, property or business.

            "LIEN" means any mortgage, lien, security interest, pledge, hypothecation, encumbrance, restriction, reservation, encroachment, infringement, easement, conditional sale agreement, title retention or other security arrangement, defect of title, adverse right or interest or charge of, on, or with respect to any property or property interest.

            "LITIGATION" means any action, administrative or other proceeding, arbitration, cause of action, claim, complaint, criminal prosecution, hearing, investigation, litigation filed or brought against any SHC Company by any Person alleging potential liability against or affecting SHC or any of its Subsidiaries, their respective assets (including, without limitation, Material Contracts relating to SHC or any of its Subsidiaries) , any of their respective Employee Benefit Plans, any fiduciary for any such Employee Benefit Plan with respect to any of such Employee Benefit Plans, before or by any Regulatory Authority or arbitration, mediation or similar tribunal filed or brought against any SHC Company.

            "LOCK UP, VOTING AND CONSENT AGREEMENTS" means the various Lock Up, Voting and Consent Agreements entered into by and between SHC and the stockholders and bondholders that are signatories thereto.

            "MATERIAL" or "MATERIALLY" shall be determined in light of the facts and circumstances of the matter in question and, in the case of SHC, as to the SHC Companies taken as a whole, but not including the Designated Stations.

            "MATERIAL ADVERSE EFFECT" means (A) any Material adverse effect on
      (i) the business, operations, assets, Liabilities, condition (financial or otherwise) or results of operations of such Person together with its Subsidiaries and parent entity taken as a whole (in the case of SHC, excluding the Designated Stations), (ii) the ability of such party to consummate timely the transactions contemplated by this Agreement, or
      (iii) the ability of such party to perform timely any of its Material obligations under this Agreement or any of the Other Agreements, if such change or effect Materially impairs the ability of such party to perform its Material obligations hereunder or thereunder, taken as a whole.

            "MERGER CORP. COMMON STOCK" means the no par value common stock of Merger Corp.

            "NEW YORK STOCK EXCHANGE" means the New York Stock Exchange, Inc.

            "ORDER" means any decree, injunction, judgment, order, ruling, writ, quasi-judicial decision or award or administrative decision or award of any federal, state, local, foreign or other court, arbitrator, mediator, tribunal, administrative agency or Regulatory Authority to which any Person is a party or that is or may be binding on any Person or its securities, assets or business.

            "OTHER AGREEMENTS" means the agreements, documents, assignments and instruments to be executed and delivered by SHC, Gray or Merger Corp., as applicable, pursuant to this Agreement.

            "PERMITTED LIENS" means any and all of (i) Liens for inchoate mechanics' and materialmen's Liens for construction in progress and workmen's, repairmen's, warehousemen's and carriers' Liens arising in the ordinary course of business, (ii) Liens for Taxes not yet due and payable, and for Taxes being contested in good faith, (iii) Liens and imperfections of title the existence of which does not materially detract from the value, of or materially interfere with the use and enjoyment, of the property subject thereto or affected thereby, for the same uses and operations as currently conducted and (iv) with respect to Real Property, provided that the following are not violated by existing Improvements in any Material respect and do not prohibit or Materially restrict the continued use and operation of such Real Property for the same uses and operations as currently conducted, (A) covenants, restrictions, agreements, reservations, easements, and rights of way that would be shown by a current title report, (B) conditions that would be shown by a current survey, title report or physical inspection or (C) zoning, building or other similar restrictions imposed by applicable Law.

            "PERSON" means a natural person or any legal, commercial or governmental entity, such as, but not limited to, a business association, corporation, general partnership, joint venture, limited partnership, limited liability company or trust.

            "PERSONAL PROPERTY" means collectively all of the personal property or interests therein owned, leased, used or controlled by any of the SHC Companies including, without limitation, machinery, tools, equipment (including office equipment and supplies), furniture, furnishings, vehicles, leasehold improvements, all other tangible personal property other than inventory (which is specifically excluded from the Personal Property).

            "PUC LAWS" means local public utility commission laws, rules and regulations.

            "REAL PROPERTY" means collectively all the real property or interests therein owned, leased, occupied, used or controlled by any of the SHC Companies, together with (i) all rights, easements, tenements, hereditaments, appurtenances, privileges, immunities, mineral rights and other benefits belonging or appertaining thereto which run with said real property and (ii) all right, title and interest, if any, of any of the SHC Companies in and to (A) any land lying in the bed of any street, road, avenue, open or proposed, adjoining said real property, (B) any award made or to be made in lieu of the land described in the preceding clause (A),
      (C) any unpaid condemnation award for any of said real property, and (D) all strips and rights-of-way abutting or adjoining said real property, if any. The Real Property includes, without limitation, all of the right, title and interest of any of the SHC Companies in and to all buildings, structures, building fixtures and other improvements located on the land described in the preceding sentence.

            "REGULATORY AUTHORITY" means any federal, state, county, local, foreign or other governmental or public agency, instrumentality, commission, authority, board or body, including without limitation the Federal Trade Commission, the United States Department of Justice, the FCC, the Pension Benefit Guaranty Corporation and the Bankruptcy Court.

            "RELATED PERSON" means, with regard to any natural Person, its spouse, parent, sibling, child, aunt, uncle, niece, nephew, in-law, grandparent and grandchild (including by adoption) and any trustees or other fiduciaries for the benefit of such relatives.

            "RELEASE" means any spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, seeping, migrating, dumping or disposing of any Hazardous Substances (including the abandonment or discarding of barrels, containers and other closed receptacles containing any Hazardous Substances) into the indoor or outdoor environment.

            "RIGHTS" means, with respect to any Person, securities, or obligations convertible into or exercisable for, or giving any Person any right to subscribe for or acquire, or any options, calls, or commitments relating to, or any stock appreciation right or other instrument the value of which is determined in whole or in part by reference to the market price or value of, shares of capital stock of such Person.

            "SEC" means the Securities and Exchange Commission.

            "SECURITIES ACT" means the Securities Act of 1933, as amended.

            "SHARE ESCROW AGREEMENT" means the escrow agreement in substantially the form of Exhibit 1.5(b).

            "SHC CAPITAL STOCK" means, collectively, the SHC Class A Common Stock, SHC Class B Common Stock, the SHC Junior Preferred Stock and the SHC Senior Preferred Stock.

            "SHC CLASS A COMMON STOCK" means the $.01 par value Class A Common Stock of SHC.

            "SHC CLASS B COMMON STOCK" means the $.01 par value Class B Common Stock of SHC.

            "SHC COMPANIES" means SHC and each of the SHC Subsidiaries.

            "SHC FINANCIAL STATEMENTS" means the financial statements of SHC set forth in Schedule 5.5.

            "SHC JUNIOR PREFERRED STOCK" means the $.01 par value Series C Junior Discount Preferred Stock of SHC.

            "SHC SENIOR PREFERRED STOCK" means the $.01 par value eleven and one-half percent (11-1/2%) Senior Exchangeable Preferred Stock of SHC.

            "SHC SUBSIDIARIES" means each of SHC's Subsidiaries, including without limitation, Benedek Broadcasting Corporation, Benedek License Corporation, Benedek Cable, Inc. and Benedek Interactive Media, LLC.

            "STOCKHOLDER REPRESENTATIVE" means the Person(s) appointed as the Stockholder Representative pursuant to Section 11.11, which initially shall be Noraland Finances Ltd.-BVI.

            "SUBSIDIARIES" means any Person of which at least a majority of the securities or interests having by the terms thereof ordinary voting power to elect a majority of the board of directors or others performing similar functions with respect to such Person, is at the time directly or indirectly owned or controlled by another Person, or by any one or more Subsidiaries of such other Person, or by such other Person and one or more of its Subsidiaries or Affiliates.

            "TAKEOVER LAWS" means any applicable state "moratorium," "control share," "fair price," "business combination," or other anti-takeover laws and regulations.

            "TAX" or "TAXES" means any federal, state, county, local, foreign and other taxes, assessments, charges, fees, and impositions, including interest and penalties thereon or with respect thereto, whether disputed or not.

            "TAX RETURNS" means all returns, reports, filings, declarations and statements relating to Taxes that are required to be filed, recorded, or deposited with any Regulatory Authority, including any attachment thereto or amendment thereof.

            "THIRD PARTY" or "THIRD PARTIES" means any Person that is not Gray or SHC or an Affiliate of Gray or SHC.

            "TRADEOUT AGREEMENT" means any Contract, pursuant to which any of the SHC Companies has sold or traded commercial air time of any of the Stations in consideration of any property or services in lieu of or in addition to cash, excluding all film and program barter agreements.

            "WORKING CAPITAL" means the amount, as of the Effective Time, of the consolidated current assets of the SHC Companies less the amount of the consolidated current liabilities of the SHC Companies determined in accordance with the provisions of Sections 3.5 and 3.6 and GAAP, except that:

             (i) consolidated current liabilities shall not include any amounts due under or in respect of (a) the SHC Discount Notes, (b) the BBC Loan Agreement, (c) the capital leases, notes and mortgages identified on any of the Schedules referred to in Section 5.21 and (d) any accrued interest or other charges on any of the foregoing;

             (ii) the consolidated current assets and consolidated current liabilities attributable to the Designated Stations (determined based on the current assets to be transferred to, and the current liabilities to be assumed by, the

                     Purchaser under the Purchase Agreement) shall be excluded from the determination of Working Capital;

             (iii) the current liability accrual in respect of the WOWT pension plan shall be the same amount as reflected in the Balance Sheet (such amount is $957,344 as of December 31,
                     2001) less actual cash payments made by the SHC Companies to the WOWT pension trust fund from December 31, 2001 through the Closing Date.

             (iv) to the extent unpaid at the Effective Time, amounts payable under the Retention Agreements shall be included as a current liability (to avoid duplication, to the extent not already included on either the Preliminary Working Capital Statement or the Final Working Capital Statement, as the case may be);

             (v) amounts attributable to Notes Receivable Officers shall be excluded from the determination of Working Capital;

             (vi) amounts attributable to deferred income tax assets shall be excluded from the determination of Working Capital;

             (vii) all amounts payable or benefits to be provided by Gray or any SHC Company under that certain letter agreement of even date herewith between Gray and Richard, Laura and Stephen Benedek shall be excluded from the determination of Working Capital;

             (viii) to the extent unpaid at the Effective Time, amounts due to Merrill Lynch & Co. under the engagement letter dated March 22, 2002 shall be included as a current liability (to avoid duplication, to the extent not already included on either the Preliminary Working Capital Statement or the Final Working Capital Statement, as the case may be) and shall be paid by the Surviving Corporation; and

             (ix) to the extent unpaid at the Effective Time, amounts due to SHC's professionals in connection with the Bankruptcy Case, shall be set aside in escrow account with an escrow agent selected by SHC to be disbursed therefrom in accordance with an order of the Bankruptcy Court and the amount so set aside shall not be included as a current asset, and the liability for such payment shall not be included as a current liability, in the determination of Working Capital.

            "WORKING CAPITAL ADJUSTMENT" means the Working Capital Negative Adjustment or the Working Capital Positive Adjustment, as the case may be.

            "WORKING CAPITAL NEGATIVE ADJUSTMENT" means the amount, if any, by which the Working Capital is less than the Working Capital Target. If the Working Capital exceeds the Working Capital Target, then the Working Capital Negative Adjustment shall be zero.

            "WORKING CAPITAL POSITIVE ADJUSTMENT" means the amount, if any, by which the Working Capital exceeds the Working Capital Target. If the Working Capital is less than the Working Capital Target, then the Working Capital Positive Adjustment shall be zero.

            "WORKING CAPITAL TARGET" means $12,200,000.


                                   ARTICLE 11
                                  MISCELLANEOUS

      11.1  NOTICES.

            (a) All notices, requests, demands and other communications hereunder shall be (i) delivered by hand, (ii) mailed by registered or certified mail, return receipt requested, first class postage prepaid and properly addressed, (iii) sent by national overnight courier service, or (iv) sent by facsimile, graphic scanning or other telegraphic communications equipment to the parties or their assignees, addressed as follows:

      To SHC:                       STATIONS HOLDING COMPANY, INC.
                                    2895 Greenspoint Parkway, Suite 250
                                    Hoffman Estates, Illinois 60195
                                    Attention:  K. James Yager
                                    Facsimile:  (847) 585-3451

      with copies to:               SHACK SIEGEL KATZ FLAHERTY & GOODMAN P.C.
                                    530 New York Avenue
                                    New York, New York  10036
                                    Attention:  Paul S. Goodman
                                    Facsimile:  (212) 730-1964

      To Gray:                      GRAY COMMUNICATIONS SYSTEMS, INC.
                                    4370 Peachtree Road, NE
                                    Atlanta, Georgia  30319
                                    Attention:  Robert S. Prather, Jr.
                                    Facsimile:  (404) 261-9607

      with copies to:               ALSTON & BIRD LLP
                                    1201 West Peachtree Street
                                    Atlanta, Georgia  30309
                                    Attention:  Stephen A. Opler
                                    Facsimile:  (404) 881-4777

            (b) All notices, requests, instructions or documents given to any party in accordance with this Section 11.1 shall be deemed to have been given
(i) on the date of receipt if delivered by hand, overnight courier service or if sent by facsimile, graphic scanning or other telegraphic communications equipment or (ii) on the date three (3) Business Days after depositing with the United States Postal Service if mailed by United States registered or certified mail, return receipt requested, first class postage prepaid and properly addressed.

            (c) Any party hereto may change its address specified for notices herein by designating a new address by notice in accordance with this Section 11.1.

      11.2 ENTIRE AGREEMENT. This Agreement (including the Preamble), the Schedules, and the Exhibits hereto constitute the entire agreement between the parties relating to the subject matter hereof and thereof and supersede all prior oral and written, and all contemporaneous oral negotiations, discussions, writings and agreements relating to the subject matter of this Agreement.

      11.3  MODIFICATIONS, AMENDMENTS AND WAIVERS.

            (a) Prior to or at the Effective Time, Gray, acting through the Board of Directors of Gray, chief executive officer or other authorized officer, shall have the right to waive any Material Default in the performance of any term of this Agreement by any of the SHC Companies, to waive or extend the time for the compliance or fulfillment by the SHC Companies of any and all of its obligations under this Agreement, and to waive any or all of the conditions precedent to the obligations of the SHC Companies under this Agreement, except any condition which, if not satisfied, would result in the Material violation of any Law. No such waiver shall be effective unless in writing signed by a duly authorized officer of Gray.

            (b) Prior to or at the Effective Time, the SHC Companies acting through the Board of Directors of SHC or an authorized officer, shall have the right to waive any Material Default in the performance of any term of this Agreement by Gray or Merger Corp., to waive or extend the time for the compliance or fulfillment by Gray or Merger Corp. of any and all of its obligations under this Agreement, and to waive any or all of the conditions precedent to the obligations of Gray or Merger Corp. under this Agreement, except any condition which, if not satisfied, would result in the Material violation of any Law. No such waiver shall be effective unless in writing signed by a duly authorized officer of SHC.

            (c) The failure or delay of any party at any time or times to require performance of any provision of this Agreement shall in no manner affect its right to enforce that provision. No single or partial waiver by any party of any condition of this Agreement, or the breach of any term, agreement or covenant or the inaccuracy of any representation or warranty of this Agreement, whether by conduct or otherwise, in any one or more instances shall be construed or deemed to be a further or continuing waiver of any such condition, breach or inaccuracy or a waiver of any other condition, breach or inaccuracy.

      11.4 SUCCESSORS AND ASSIGNS. This Agreement shall be binding upon and shall inure to the benefit of and be enforceable by the parties hereto, and their respective successors, designees and assigns, but no assignment shall relieve any party of the obligations hereunder. This Agreement or any portion thereof cannot be assigned by any party without the prior written consent of the other parties hereto; provided, however, that Gray may assign this Agreement without the consent of the other parties to any of its lenders as collateral security and that Merger Corp., without the consent of the other parties, may assign this Agreement to any Affiliate of Gray.

      11.5 TABLE OF CONTENTS; CAPTIONS; REFERENCES. The table of contents and the captions and other headings contained in this Agreement as to the contents of particular articles, sections, paragraphs or other subdivisions contained herein are inserted for convenience of reference only and are in no way to be construed as part of this Agreement or as limitations on the scope of the particular articles, sections, paragraphs or other subdivisions to which they refer and shall not affect the interpretation or meaning of this Agreement. All references in this Agreement to "Section" or "Article" shall be deemed to be references to a Section or Article of this Agreement.

      11.6 GOVERNING LAW. This Agreement will be governed by and construed and enforced in accordance with the laws of the State of New York applicable to contracts made and performed therein, without giving effect to the conflict of laws principles thereof.

      11.7 PRONOUNS. All pronouns used herein shall be deemed to refer to the masculine, feminine or neuter gender as the context requires.

      11.8 SEVERABILITY. Should any one or more of the provisions of this Agreement be determined to be invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions hereof shall not in any way be affected or impaired thereby. To the extent such determination is reasonably likely to give rise to a Material Adverse Effect, the parties shall endeavor in good faith to replace the invalid, illegal or unenforceable provisions with valid provisions the economic effect of which comes as close as practicable to that of the invalid, illegal or unenforceable provisions.

      11.9 COUNTERPARTS. This Agreement may be executed in any number of counterparts, each of which shall be an original; but all of such counterparts shall together constitute one and the same instrument.

      11.10 INTERPRETATIONS. Neither this Agreement nor any uncertainty or ambiguity herein shall be construed or resolved against Gray or SHC, whether under any rule of construction or otherwise. No party to this Agreement shall be considered the draftsman. On the contrary, this Agreement has been reviewed, negotiated and accepted by all parties and their attorneys and shall be construed and interpreted according to the ordinary meaning of the words used so as fairly to accomplish the purposes and intentions of all parties hereto.

      11.11 STOCKHOLDER REPRESENTATIVE.

            (a) By accepting the Merger Consideration, each of the holders of SHC Junior Preferred Stock and SHC Senior Preferred Stock hereby irrevocably makes, constitutes, and appoints the Stockholder Representative as the representative, agent and true and lawful attorney in fact of and for each of the Stockholders in connection with this Agreement. Each of the Stockholders hereby authorizes and empowers the Stockholder Representative to make or give any approval, waiver, request, consent, instruction or other communication on behalf of each of the Stockholders with respect to the Working Capital Adjustment. Upon the death, resignation or incapacity of the Stockholder Representative, or at any other time, a successor may be appointed by the vote of the holders of a majority of the SHC Senior Preferred Stock outstanding immediately prior to the Effective Time, so long as such successor shall agree in writing to accept such appointment in accordance with the terms hereof. Notice of the selection of a successor Stockholder Representative appointed in the manner permitted in this Section 11.11 shall be provided to Gray and Merger Corp. promptly.

            (b) By accepting the Merger Consideration, each Stockholder hereby agrees to indemnify and to save and hold harmless the Stockholder Representative from any liability incurred by the Stockholder Representative based upon or arising out of any act, whether of omission or commission, of the Stockholder Representative pursuant to the authority herein granted, other than acts, whether of omission or commission, of the Stockholder Representative that constitute gross negligence or willful misconduct in the exercise by the Stockholder Representative of the authority herein granted.

      11.12 NON-SURVIVAL OF REPRESENTATIONS AND COVENANTS. The respective representations, warranties, obligations, covenants and agreements of the parties shall not survive the Effective Time, except for those covenants and agreements contained herein which by their terms apply in whole or in part after the Effective Time.

                         [SIGNATURES ON FOLLOWING PAGES]

      IN WITNESS WHEREOF, SHC, Gray and Merger Corp. have duly executed this Agreement under seal as of the date first above written.

                              STATIONS HOLDING COMPANY, INC.
                              Debtor and Debtor-In-Possession


                              By:    /s/ K. James Yager
                                     ------------------------------------------
                              Name:
                              Title:


                              GRAY COMMUNICATIONS SYSTEMS, INC.:


                              By:    /s/ J. Mack Robinson
                                     ------------------------------------------
                              Name:  J. Mack Robinson
                              Title: President


                              By:    /s/ Robert S. Prather, Jr.
                                     ------------------------------------------
                              Name:  Robert S. Prather, Jr.
                              Title: Executive Vice President - Acquisitions




                              MERGER CORP.:

                              GRAY MIDAMERICA TELEVISION, INC.


                              By:    /s/ J. Mack Robinson
                                     ------------------------------------------
                              Name:  J. Mack Robinson
                              Title: Chairman of the Board and President


                                      -53-